Exhibit 10.46

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

ENEL GREEN POWER NORTH AMERICA, INC.,

ENEL KANSAS, LLC,

ENEL GEOTHERMAL, LLC,

EGP NEVADA POWER, LLC,

STILLWATER WOODS HILL HOLDINGS, LLC,

ENEL SURPRISE VALLEY, LLC,

ENEL COVE FORT II, LLC

AND

SNOW WOLF HOLDINGS LLC

Dated as of October 23, 2023

i

ii

Exhibits

Exhibit A	Form of Assignment of Membership Interests

Schedules

Disclosure Schedules

iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of October 23, 2023 (the “Execution Date”), by and among ENEL GREEN POWER NORTH AMERICA, INC., a Delaware corporation (“EGPNA”), ENEL KANSAS, LLC, a Delaware limited liability company (“Enel Kansas” and, together with EGPNA, “Sellers” and each, a “Seller”), ENEL GEOTHERMAL, LLC, a Delaware limited liability company (“Enel Geothermal”), EGP NEVADA POWER, LLC, a Delaware limited liability company (“EGP Nevada”), STILLWATER WOODS HILL HOLDINGS, LLC, a Delaware limited liability company (“Stillwater Holdings”), ENEL SURPRISE VALLEY, LLC, a Delaware limited liability company (“Enel Surprise Valley”), ENEL COVE FORT II, LLC, a Delaware limited liability company (“Enel Cove Fort II” and, together with Enel Geothermal, EGP Nevada, Stillwater Holdings and Enel Surprise valley, the “Target Entities”, and the Target Entities together with any direct or indirect Subsidiaries of the foregoing including each Project Company, the “Company Entities” and each, a “Company Entity”), and SNOW WOLF HOLDINGS LLC, a Delaware limited liability company (“Buyer”). Buyer, the Company Entities and Sellers are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.         EGPNA is the record and beneficial owner of 100% of the issued and outstanding membership interests of (i) Enel Geothermal (the “Enel Geothermal Interests”), (ii) EGP Nevada (the “EGP Nevada Interests”) and (iii) Enel Cove Fort II (the “Enel Cove Fort II Interests”).

B.         Enel Kansas is the record and beneficial owner of 100% of the issued and outstanding (i) Class B Interests of Stillwater Holdings (the “Stillwater Holdings Interests”) and (ii) membership interests of Enel Surprise Valley (the “Enel Surprise Valley Interests” and, together with the Stillwater Holdings Interests, the Enel Geothermal Interests, the EGP Nevada Interests and the Enel Cove Fort II Interests, the “Membership Interests”).

C.         Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Membership Interests, upon the terms and subject to the conditions set forth in this Agreement (such transaction, the “Acquisition”).

D.         Concurrently with the execution of this Agreement, Buyer has delivered to Sellers the duly executed guarantee (the “Guarantee”) of Ormat Technologies, Inc. (in such capacity, the “Guarantor”) guaranteeing certain payment and performance obligations of Buyer under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS AND TERMS

Section 1.01    Defined Terms.

Capitalized terms not otherwise defined in this Agreement shall have the following meanings:

“Acquisition” has the meaning set forth in the Recitals.

“Action” means any action, suit, legal proceeding (whether at law or in equity), audit, hearing, administrative enforcement or, to the Knowledge of Target Entities, investigation, by or before any Governmental Authority or any arbitration proceeding.

“Affiliate” of a Person means any other Person, which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contract” means any Contract between any Company Entity, on the one hand, and any Seller or any Affiliate of any Seller (other than any Company Entity) or any employee, director, manager, officer, employee, agent or other Representative of any Seller or any of their respective Affiliates (including any Company Entity), on the other hand.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Transaction” has the meaning set forth in Section 6.06.

“Ancillary Agreement” means the Assignment of Membership Interests, the Seller Closing Certificate, the Seller Officer’s Certificate and any other agreement, document, instrument, or certificate contemplated by this Agreement to be executed and delivered by the Buyer, any of the Company Entities or the Sellers in connection with the consummation of the transactions contemplated by this Agreement.

“Assets” means, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, tangible or intangible and wherever situated), including the related goodwill, which assets and properties are owned, operated, leased or licensed by such Person.

“Assignment of Membership Interests” means an Assignment of Membership Interests from Sellers to Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit A, transferring the Membership Interests to Buyer.

“Balance Sheet” has the meaning set forth in Section 4.07.

“Baseline Net Working Capital” means $0.

“Business” means (a) with respect to the Project Companies, the business of such Project Companies of owning and operating the Operating Projects, (b) with respect to EGP Nevada, the business of the acquisition of power generated by the solar Project owned by EGP Stillwater Solar, LLC and the sale of such power pursuant to that certain Power Purchase Agreement, dated December 14, 2017, by and between EGP Nevada and Wynn Las Vegas, LLC, as amended, (c) with respect to Enel Cove Fort II and Enel Surprise Valley, the business of such Company Entities of owning the Assets held by such entities, and (d) as to each Company Entity, owning Equity Interests of other Company Entities (if applicable), maintaining its existence, and activities related or incidental thereto.

“Business Day” means any weekday other than a weekday on which national or state-chartered banks are closed in the Commonwealth of Massachusetts or in Rome, Italy.

“Business Representations” means the representations and warranties set forth, with respect to Company Entities, in Article IV, other than in Section 4.01, Section 4.02, Section 4.03, Section 4.04(a) and Section 4.05.

“Business Service Provider” means each individual who is employed by ENA substantially for the benefit of a Company Entity.

“Buyer” has the meaning set forth in the Preamble.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116-136, H.R. 748, 116th Cong. (2020), or any similar applicable federal, state or local Law, and together with all guidance, rules and regulations related thereto issued by a Governmental Authority, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued by President Donald Trump on August 8, 2020.

“Charter Documents” means, with respect to any Person, all organizational documents (including all articles and certificates of formation or incorporation and other constituent documents) and all limited liability company agreements, member agreements, voting agreements or similar Contracts relating to the ownership or governance of such Person.

“Chosen Court” has the meaning set forth in Section 10.16.

“Claim” means any demand, claim, or Action by any Person alleging actual or potential liability.

“Class A Interests of Stillwater Holdings” has the meaning set forth in Section 2.05.

“Closing” has the meaning set forth in Section 3.01.

“Closing Adjustments” has the meaning set forth in Section 2.03.

“Closing Balance Sheet” means the unaudited consolidated balance sheet of the Company Entities as of the Effective Time, determined in accordance with IFRS applied consistently with the principles used in the preparation of the Preliminary Closing Balance Sheet and to be prepared and delivered in accordance with Section 2.04 hereof.

“Closing Cash Payment” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Statement” has the meaning set forth in Section 2.03.

“COBRA” has the meaning set forth in Section 4.15(a)(i).

“Code” means the Internal Revenue Code of 1986.

“Company Entities’ Corporate Documents” means the Charter Documents of the Company Entities.

“Company Entities” or “Company Entity” has the meaning set forth in the Preamble.

“Company Intellectual Property” has the meaning set forth in Section 4.12(a).

“Company Real Property” means all fee simple, leasehold or subleasehold estates and other rights (including water and mineral rights) to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is used in the Business as conducted by the Company Entities, including all Owned Real Property and Leased Real Property.

“Company Released Parties” has the meaning set forth in Section 7.05(a).

“Company Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned or controlled by the Company Entities (and not operated by any third party) and used in the conduct of the Business.

“Confidential Information” means any information concerning the business and affairs of the Company Entities that is not already generally available to the public.

“Contract” means any legally binding: contract, sublicense, assignment, indenture, lease, sublease, promise, evidence of indebtedness, security agreement, purchase order, sales order, offer to sell, option, right of first refusal, letter of credit, license, obligation, or other agreement or arrangement.

“Debranding Step-In Notice” has the meaning set forth in Section 7.09(e).

“Delayed Closing Interests” has the meaning set forth in Section 2.06.

“Disclosure Schedules” has the meaning set forth in Article IV.

“Effective Time” has the meaning set forth in Section 3.01.

“EGPNA” has the meaning set forth in the Preamble.

“EGP Nevada” has the meaning set forth in the Preamble.

“EGP Nevada Interests” has the meaning set forth in the Recitals.

“Employee Benefit Plan” means any material “employee benefit plan” (as such term is defined in ERISA §3(3)), whether or not subject to ERISA, and any pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, restricted stock, appreciation right, performance unit, phantom stock, profit participation, equity equivalent, equity purchase agreement, other material equity arrangement, incentive, bonus, vacation, severance, change in control, termination, retention, health and welfare (including any retiree medical or retiree life benefits), educational assistance, or employee loan plan, program or arrangement, whether formal or informal, oral or written, whether by individual agreement or plan or otherwise, but excluding arrangements for the payment of regular salary and wages, maintained by a Company Entity or any ERISA Affiliate which cover any of the Business Service Providers or former employees of, or current or former officers, directors or consultants of, a Company Entity or its beneficiaries or under which a Company Entity has any material liability.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“ENA” means Enel North America, Inc., a Delaware corporation.

“Enel Cove Fort II” has the meaning set forth in the Preamble.

“Enel Cove Fort II Interests” has the meaning set forth in the Recitals.

“Enel Geothermal” has the meaning set forth in the Preamble.

“Enel Geothermal Interests” has the meaning set forth in the Recitals.

“Enel Kansas” has the meaning set forth in the Preamble.

“Enel Surprise Valley” has the meaning set forth in the Preamble.

“Enel Surprise Valley Interests” has the meaning set forth in the Recitals.

“Environmental Laws” means all applicable federal, state, local, and non-U.S. statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, in each case as in effect on the Closing Date.

“Environmental Permits” has the meaning set forth in Section 4.16(b).

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each Person, trade or business that is treated at any time as a “single employer” with a Company Entity pursuant to Code sections §414(b), (c), (m), or (o), or ERISA §4001.

“EWG” means an exempt wholesale generator under PUHCA and applicable FERC regulations, as amended from time to time.

“Execution Date” has the meaning set forth in the Preamble.

“Federal Power Act” means the Federal Power Act of 1935, as amended from time to time.

“FERC” means the Federal Energy Regulatory Commission and any successor thereto.

“FCPA” has the meaning set forth in Section 4.09(c).

“Final Net Working Capital” means the amount that is the difference between (a) current assets of the Company Entities set forth on the Closing Balance Sheet (excluding any current assets in respect of the Net Cash Amount, Indebtedness, Transaction Expenses, current and non-current deferred income taxes, inventory, and any amounts due from Affiliates) and (b) current liabilities of the Company Entities set forth on the Closing Balance Sheet (excluding any current liabilities in respect of the Net Cash Amount, Indebtedness, Transaction Expenses, current and non-current deferred income taxes, current borrowings from lease contracts and any amounts due to Affiliates), in each case determined in accordance with IFRS applied consistently with the principles used in the preparation of the Balance Sheet and the example adjusted net working capital calculation provided in Section 2.04 of the Disclosure Schedules. Final Net Working Capital shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing; and (iii) not include any items from the Closing Balance Sheet not included in the adjusted net working capital calculation provided in Section 2.04 of the Disclosure Schedules. Final Net Working Capital shall not include any Interim Casualty Event and the associated insurance coverage described in Section 6.12.

“Financial Statements” has the meaning set forth in Section 4.07.

“Fraud” means actual and intentional fraud in the making of a representation or warranty contained in Article IV or Article V of this Agreement or in any Ancillary Agreement provided that: (a) the party to be charged with such fraud made a false representation of material fact in Article IV or Article V of this Agreement or in any Ancillary Agreement; (b) such party had actual knowledge (as opposed to imputed or constructive knowledge) that such representation was false when made and acted with scienter; (c) the party to be charged with such fraud made a false representation of material fact in Article IV or Article V of this Agreement or in any Ancillary Agreement with the intention to induce the other party to enter into this Agreement or to consummate the transactions contemplated hereby; (d) the false representation caused the party to whom it was made, in justifiable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action and (e) the party to whom the false representation was made suffered damage as a result of its reasonable reliance thereupon. “Fraud” shall not include legal theories such as equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation, extra-contractual fraud and other fraud-based Claims.

“Fundamental Representations” means the representations and warranties set forth, with respect to Sellers, in Sections 4.01, 4.02, 4.03, 4.04(a) and 4.05, and, with respect to Buyer, in Sections 5.01, 5.02, 5.03(a)(ii) and 5.04.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time, consistently applied through the specified periods.

“Governmental Authority” means any federal, national, regional, state, municipal or local governmental or quasi-governmental authority, tribunal, court, agency, authority, body, board or instrumentality, or any regulatory, administrative or other department, bureau or agency, or any political or other subdivision, department or branch of the foregoing, including any independent system operator or electric reliability organization.

“Guarantee” has the meaning set forth in the Recitals.

“Guarantor” has the meaning set forth in the Recitals.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hazardous Materials” means any solid waste, hazardous material, hazardous waste, infectious medical waste, or hazardous or toxic substance defined or regulated as such in or under any Environmental Law, including materials exhibiting the characteristics of ignitability, corrosivity, reactivity or toxicity, as such terms are now defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any applicable Environmental Law, as well as all petroleum, crude oil, refined petroleum products and fractions or by-products thereof, asbestos, asbestos-containing materials, radon, mold, urea formaldehyde, per- and polyfluoroalkyl substances and polychlorinated biphenyls.

“IFRS” means international financial reporting standards as in effect from time to time, consistently applied through the specified periods.

“Indebtedness” means, without duplication on a consolidated basis, (a) any indebtedness for borrowed money (including for the avoidance of doubt, any amounts due to Affiliates), (b) any indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security (including for the avoidance of doubt, any amounts due to Affiliates), (c) obligations for the deferred purchase price of property, goods or services (other than current Liabilities taken into account in the calculation of Final Net Working Capital), (d) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect a Company Entity against fluctuations in interest rates or other currency fluctuations, (e) all reimbursement obligations (contingent or otherwise) with respect to letters of credit (in each case, solely to the extent drawn, funded or matured and except for letters of credit released on or prior to Closing), (f) any obligations under capitalized leases, conditional sales contracts and other similar title retention instruments whether short term or long term, (g) in the nature of accrued fees, interest, premiums or penalties due and owing in respect of any of the foregoing, (h) any obligations of the types referred to in clauses (a) – (g) secured by a Lien on any Assets of a Company Entity and/or any off-balance sheet financings and (i) all guarantees of obligations of a type referred to in clauses (a) – (h); provided, however, that notwithstanding anything herein to the contrary, Indebtedness shall not include (i) any Transaction Expenses, (ii) any intracompany loans among the Company Entities, or (iii) any tax equity financing of Stillwater Holdings.

“Independent Accountant” means a “Big Four” accounting firm mutually agreed upon by the Parties or, if no such firm is able or willing to act, such other independent certified public accounting firm as shall be mutually agreed upon by Buyer and Sellers, acting reasonably.

“Intellectual Property” means all United States and non-United States intellectual property rights (both statutory and common law), including the following: (a) patents and patent applications (and any continuations and divisionals thereof), whether or not patents are issued on such applications and whether or not such patents or applications are modified, withdrawn or resubmitted; (b) trademarks, service marks, trade names, and trade dress, together with the goodwill associated exclusively therewith; (c) copyrights, including copyrights in computer software, and works of original authorship; (d) registrations and applications for registration of any of the foregoing under clauses (a) – (c) of this definition; (e) trade secrets; (f) computer software program source code, object code, data, and documentation; (g) domain names or uniform resource locators; and (h) all other intellectual property rights associated with the foregoing.

“Interim Casualty Event” has the meaning set forth in Section 6.12(a).

“Interim Period” has the meaning set forth in Article VI.

“Knowledge of Target Entities” means the actual knowledge of the following individuals, in each case after reasonable inquiry of the direct reports of such individuals as of the date hereof: Paolo Romanaci, Pedro Canamero and Steve Pike.

“Law” or “Laws” means any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, Order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.11(b).

“Liability” means any liability, obligation or commitment (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, and whether or not required to be reflected in financial statements prepared in accordance with IFRS or, solely with respect to Stillwater Holdings and its Subsidiaries, GAAP).

“Licensed Intellectual Property” has the meaning set forth in Section 4.12(a).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest, attachment, levy, claim, restriction, imposition, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom), other than any license of Licensed Intellectual Property.

“Loss(es)” means all costs, claims, losses, liabilities, Taxes, obligations, damages, fines judgments, settlements, fees, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses).

“Made Available” means, with respect to any document or information, that such document or information was posted to the virtual data room maintained by the Company Entities or their representatives no later than one (1) Business Day prior to the Execution Date.

“Material Adverse Effect” or “Material Adverse Change” means any event, occurrence, development or change that has, or would reasonably be expected to have, a material adverse effect on the Business, Assets, Liabilities, condition (financial or other) or results of operations of the Company Entities, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any condition or conditions generally affecting the industries or industry sectors in which the Company Entities operate, including legal and regulatory changes and changes in the price of services or raw materials (including new or enhanced enforcement of tariffs or changes in the design or pricing of wholesale or retail electric power), the U.S. economy or securities, debt or other financial markets or any foreign economy or securities, debt or other financial markets, including changes in interest rates or foreign exchange rates; (b) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (c) any change or changes, or prospective change or changes, in GAAP, IFRS, other applicable accounting standards, or any applicable Laws (or interpretation or enforcement thereof); (d) any act or acts of God (including severe weather, meteorological conditions or event or other natural disasters and the impacts of any of the foregoing on the operations of the Business), calamities, armed hostilities, sabotage, terrorism, or acts of war (whether or not declared), including any escalation or worsening thereof, or national or international political or social conditions or any force majeure events in any country or region in the world; (e) any epidemic or pandemic, whether or not occurring or commenced before or after the date of this Agreement, including any event, fact, condition, or circumstance resulting from COVID-19 or the worsening of thereof; (f) any one or more changes or effects that are attributable or related to the announcement of the transactions contemplated by this Agreement (including the loss of any Business Service Provider); (g) any one or more changes, effects or failures as a result of any action taken by a Party at the written direction or with the written consent of the other Party or as required by this Agreement; (h) the failure, in and of itself, by a Company Entity to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (it being understood that the changes, events, occurrences or developments giving rise to such failure shall be taken into account in determining whether there has been a Material Adverse Effect); (i) any breach, violation or non-performance of any provision of this Agreement by Buyer or any of its Affiliates; (j) any changes in national, regional or state electric transmission or distribution systems, generally, including with respect to any local wholesale or retail market for electric power; or (k) (i) the taking of any action required by this Agreement or taken at the written request of Buyer or its Affiliates, or (ii) the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company Entities with any of their business relations or employees; provided, however, that in the case of clauses (a), (c), (d), (e) or (j) above, any such changes, events, occurrences or developments may be included in the determination of what constitutes or contributes to a Material Adverse Effect if disproportionately affecting the Company Entities or the Projects relative to other Persons operating in the same industry as the Company Entities.

“Material Contract” has the meaning set forth in Section 4.13.

“Material Permits” has the meaning set forth in Section 4.09(b).

“MBR Authority” means authorization by FERC pursuant to Section 205 of the Federal Power Act to sell electric energy, capacity or ancillary services at market-based rates, and granting such regulatory waivers and blanket authorizations as are customarily granted to persons with such authority, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the Federal Power Act.

“Membership Interests” has the meaning set forth in the Recitals.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“NERC” means the North American Electric Reliability Corporation and its regional entities or any successors thereto.

“Net Cash Amount” means, as of any date, the aggregate consolidated amount of the Company Entities’ cash and cash equivalents on hand or in bank accounts (excluding any Restricted Cash balances as of such date).

“Non-Disclosure Agreement” means that certain Mutual Confidentiality Agreement, dated June 27, 2023, entered into by EGPNA and Buyer.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.

“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“Open Source Software” means any software that is licensed pursuant to: (a) any license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses; or (b) any license under which software is licensed as “free software” or “open source software.”

“Operating Projects” mean the Projects owned by the Project Companies.

“Order” means any binding order, writ, judgment, injunction, ruling, directive, interpretation, decree, stipulation, settlement, determination or award of any Governmental Authority, whether preliminary or final.

“Ordinary Course of Business” means the ordinary course of business of the Company Entities, consistent with past custom and practice.

“Owned Intellectual Property” has the meaning set forth in Section 4.12(a).

“Owned Real Property” has the meaning set forth in Section 4.11(a).

“Party” or “Parties” have the meanings set forth in the Preamble.

“Permits” means approvals, consents, licenses, permits, waivers, or other authorizations issued, granted, given, or otherwise required by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Encumbrances” means (a) liens for Taxes, real estate taxes, assessments and other governmental levies, fees, or charges that are (i) not due and payable as of the Closing Date (or which may be paid without interest or penalties) or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with IFRS; (b) mechanics liens and similar liens for labor, materials, or supplies incurred in the Ordinary Course of Business for amounts that are (i) not delinquent and would not, in the aggregate, be material or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with IFRS; (c) zoning, building codes, and other land use Laws or Environmental Laws by any Governmental Authority having jurisdiction over such real property that do not, individually or in the aggregate, materially impair the value, use or occupancy of such real property in the operation of the Business as presently conducted by the Company Entities; (d) (i) with respect to each Project, easements, covenants, conditions, restrictions, and other similar matters affecting title to such real property that do not or would not, individually or in the aggregate, materially impair the value, use or occupancy of such real property in the operation of the Business as presently conducted by the Company Entities and (ii) with respect to each Project in development, easements, covenants, conditions, restrictions, and other similar matters affecting title to such real property; (e) matters disclosed on any title insurance policy or survey Made Available to Buyer or obtained by Buyer, including the Title Policy, (f) with respect to each Operating Project, matters which would be disclosed by an inspection or survey of each parcel of real property, which do not, individually or in the aggregate, materially impair the value, use or occupancy of such real property in the operation of the Business as presently conducted by the Company Entities; (g) any Lien that is released on or prior to the Closing; (h) any Liens created by or through Buyer or its Representatives or consented to in writing by Buyer; (i) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business and that are not material; or (j) any Permitted Equity Encumbrances.

“Permitted Equity Encumbrances” means (a) those restrictions on transfer imposed by applicable securities Laws; (b) with respect to Stillwater Holdings, restrictions on transfer set forth in the Stillwater Holdings Operating Agreement; and (c) any Liens created by or through Buyer or any of its Affiliates or representatives.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Post-Closing Adjustments” shall have the meaning set forth in Section 2.04(a).

“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date, including the portion of any Straddle Period that ends on the Closing Date.

“Preliminary Closing Balance Sheet” means the preliminary unaudited consolidated balance sheet of the Company Entities as of the Effective Time, determined in accordance with IFRS applied consistently with the principles used in the preparation of the Balance Sheet and prepared and delivered in accordance with Section 2.03 hereof.

“Preliminary Net Working Capital” means the amount that is the difference between (a) current assets of the Company Entities set forth on the Preliminary Closing Balance Sheet (excluding any current assets in respect of the Net Cash Amount, Indebtedness, Transaction Expenses, current and non-current deferred income taxes, inventory and any amounts due from Affiliates) and (b) current liabilities of the Company Entities set forth on the Preliminary Closing Balance Sheet (excluding any current liabilities in respect of the Net Cash Amount, Indebtedness, Transaction Expenses, current and non-current deferred income taxes, current borrowings from lease contracts and any amounts due to Affiliates), in each case determined in accordance with IFRS applied consistently with the principles used in the preparation of the Balance Sheet and the example adjusted net working capital calculation provided in Section 2.04 of the Disclosure Schedules. Preliminary Net Working Capital shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing; and (iii) not include any items from the Preliminary Closing Balance Sheet not included in the adjusted net working capital calculation provided in Section 2.04 of the Disclosure Schedules. Preliminary Net Working Capital shall not include any Interim Casualty Event and the associated insurance coverage described in Section 6.12.

“Pro Forma Title Policy” means a pro forma title policy, including all endorsements thereto as reasonably required by Buyer, insuring all estates and interests in real property pursuant to any Real Property Agreement, in form and substance reasonably satisfactory to Buyer.

“Project” means, individually or collectively as the context may require, the geothermal and solar generation projects owned by the Company Entities and set forth on Section 1.01(c) of the Disclosure Schedules.

“Project Company” means, individually or collectively as the context may require, ENEL Cove Fort, LLC, ENEL Salt Wells, LLC, ENEL Stillwater, LLC, EGP Stillwater Solar, LLC, EGP Stillwater Solar PV II, LLC, and Woods Hill Solar, LLC.

“Proprietary Information” has the meaning set forth in Section 7.03.

“Protected Communications” has the meaning set forth in Section 10.03(b).

“Public Announcement” has the meaning set forth in Section 10.01.

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended from time to time.

“Purchase Price” means an aggregate amount equal to (i) $271,000,000, plus (ii) the Tax Equity Buyout Amount, if applicable pursuant to Section 2.05, subject to adjustment as provided herein.

“QF” means a qualifying small power production facility as defined in Section 3(17)(C) of the Federal Power Act and FERC’s regulations implementing the Public Utility Regulatory Policies Act of 1978, as amended.

“R&W Insurance Policy” has the meaning set forth in Section 7.08.

“Real Property Agreements” means all easements appurtenant, easements in gross, license agreements, rights of way and other rights running in favor of any Company Entity and / or, appurtenant to any Project, the leases and subleases of real property and all other leases and subleases of real property, to which a Company Entity is a party, and any other deeds (including all deeds or other agreements granting fee title to real property to a Company Entity), leases, easements, mortgages, licenses, special use permits, crossing agreements, letters of no objection, subordination agreements, setback waiver agreements or other Contracts to which a Company Entity is a party or by which it or its assets are bound and that grant, convey, assign or otherwise affect real property interests of a Company Entity. “Real Property Agreements” shall include all amendments, restatements, supplements, side letters or other modifications to any agreement or document otherwise constituting a Real Property Agreement.

“Remedies Exceptions” has the meaning set forth in Section 4.02.

“Representatives” means each Party’s respective officers, directors, managers, employees, representatives, agents, attorneys or advisors.

“Required Consents” has the meaning set forth in Section 4.04.

“Restricted Cash” means any item of cash or cash equivalents that is not freely usable or accessible by any Company Entity because it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise, expressly including the Tax Equity Buyout Amount.

“Restricted Party” means a Person that is: (a) listed on, or 50% or more owned (directly or indirectly) by a Person listed on, or acting on behalf of a Person listed on, any Sanctions List; (b) operating, organized, or ordinarily resident in a country or territory that is the target of country-wide or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic); or (c) the Government of Venezuela or the government of a Sanctioned Country.

“Retained IP” has the meaning set forth in Section 7.09(a).

“Sanctioned Country” means at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, Syria, North Korea, Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctions” means the applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by OFAC, including the OFAC Laws, as well as by the European Union and/or its member states.

“Sanctions List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC as well as any Sanctions-related list of designated Persons maintained by the European Union and/or its member states.

“Securities Act” means the Securities Act of 1933.

“Seller Closing Certificate” has the meaning set forth in Section 8.01(d)(i).

“Seller Officer’s Certificate” has the meaning set forth in Section 8.01(d)(iii).

“Seller Policy” and “Seller Policies” has the meaning set forth in Section 6.12(a).

“Seller Protected Group” has the meaning set forth in Section 7.08.

“Seller Released Parties” has the meaning set forth in Section 7.05(b).

“Sellers” or “Seller” has the meaning set forth in the Preamble.

“Stillwater Holdings” has the meaning set forth in the Preamble.

“Stillwater Holdings Interests” has the meaning set forth in the Recitals.

“Stillwater Holdings Operating Agreement” means that certain Limited Liability Company Agreement of Stillwater Woods Hill Holdings, LLC, by and between Enel Kansas and EFS Renewables Holdings, LLC, a Delaware limited liability company, dated as of December 13, 2017, as amended.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, corporation, limited liability company, association, joint stock company, trust, a joint venture, unincorporated organization or any other business entity of which such Person owns, directly or indirectly, more than 50% of the Equity Interests or voting control thereof.

“Support Obligations” means the guaranties, letters of credit, bonds, indemnities, or other credit assurances of a comparable nature (including cash posted as credit support) made or issued by or on behalf of Sellers or any of their respective Affiliates (other than a Company Entity) for the benefit of a Company Entity.

“Tangible IP” has the meaning set forth in Section 7.09(c).

“Target Entities” has the meaning set forth in the Preamble.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Equity Buyout” has the meaning set forth in Section 2.05.

“Tax Equity Buyout Amount” means the amount paid to GE Capital EFS Financing, Inc. to acquire all of the Class A Interests of Stillwater Holdings held by GE Capital EFS Financing, Inc., up to a maximum aggregate amount equal to $1,000,000.

“Tax Proceeding” means any audit, examination, litigation or other proceeding related to Taxes with respect to the Company Entities.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition, collection, administration or enforcement of any Tax.

“Termination Date” has the meaning set forth in Section 9.01(b).

“Title Company” means a title company selected by Buyer in its sole discretion.

“Title Policy” means an owner’s title insurance policy issued by the Title Company, in the form of the Pro Forma Title Policy, insuring, as of the date of such Title Policy, that each of the Company Entities have good, valid and insurable fee, leasehold and/or easement (if any) interests, as applicable, as to the Company Real Property and the real property covered by the Real Property Agreements, free and clear of all Liens, and other encumbrances or exceptions to title.

“Trade Compliance Laws” means: (i) the export control regulations administered by either the U.S. Department of Commerce, Bureau of Industry and Security or the U.S. Department of State, Directorate of Defense Trade Controls; or (ii) import regulations administered by U.S. Customs and Border Protection.

“Transaction Expenses” means all expenses incurred on or before the Closing Date and payable by the Company Entities to third parties in connection with the preparation, execution and consummation of the transactions contemplated by this Agreement, including fees and disbursements of attorneys, accountants, investment bankers, brokers and other advisors and service providers in connection with the transactions contemplated by this Agreement, in each case that have not been paid as of immediately prior to the Closing and that will become or remain a liability of the Company Entities.

“Transfer Taxes” has the meaning set forth in Section 7.04(a).

“Treasury Regulations” means the temporary and final Treasury Regulations promulgated under the Code.

“WARN Act” has the meaning set forth in Section 4.17(c).

Section 1.02    Interpretation Provisions.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms “include” and “including” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “$” are intended to refer to U.S. dollars. If a word or phrase is defined, its other grammatical forms have a corresponding meaning. The captions and headings of this Agreement are for ease of reference only and shall not affect the construction of this Agreement. Whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Reference to a given agreement, instrument, document, or Law is a reference to that agreement, instrument, document, or Law as modified, amended, supplemented, and restated through the date as of which such reference is made, and, as to any Law, any successor Law and any rules or regulations promulgated thereunder. The Parties hereto participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

Article II
PURCHASE AND SALE

Section 2.01    Purchase and Sale of Membership Interests.

On the Closing Date and subject to the terms and conditions of this Agreement, Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, all of the Membership Interests, free and clear of all Liens other than Permitted Equity Encumbrances, for the consideration specified below in Section 2.02, subject to adjustment in accordance with Section 2.03, Section 2.04, Section 2.05 and Section 2.06.

Section 2.02    Purchase Price.

On the Closing Date, Buyer shall pay by bank or wire transfer of immediately available funds to the accounts designated in writing by Sellers: (a) to the holders of any Indebtedness, the amount of Indebtedness as of immediately prior to the Closing as estimated by Sellers pursuant to Section 2.03; and (b) to Sellers, an aggregate amount in cash equal to (i) the Purchase Price, as adjusted pursuant to Section 2.03, plus (ii) the Net Cash Amount as of the Effective Time as estimated by Sellers pursuant to Section 2.03, less (iii) the Indebtedness as of immediately prior to the Closing as estimated by Sellers pursuant to Section 2.03, less (iv) the Transaction Expenses as of immediately prior to the Closing as estimated by Sellers pursuant to Section 2.03 (the “Closing Cash Payment”).

Section 2.03    Preliminary Adjustment of Purchase Price.

Sellers shall prepare in good faith and deliver to Buyer at least five Business Days prior to the Closing Date a written statement (the “Closing Statement”) setting forth (i) the Preliminary Closing Balance Sheet, which shall be prepared in accordance with Section 2.04(f), and (ii) Sellers’ calculation of the Preliminary Net Working Capital, the estimated Net Cash Amount as of the Effective Time, the estimated Indebtedness as of immediately prior to the Closing and the estimated Transaction Expenses as of immediately prior to the Closing (collectively, the “Closing Adjustments”), together with an explanation of, and reasonable documentation reasonably sufficient to confirm the accuracy of, such calculations. The Parties agree that Sellers’ preparation of the Preliminary Closing Balance Sheet and the calculations of the Closing Adjustments are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies than those used to prepare the example adjusted net working capital calculation provided in Section 2.04 of the Disclosure Schedules. During such five Business Day period, Sellers shall provide Buyer with reasonable access to documentation and personnel utilized in preparing the Closing Statement, shall cooperate in good faith to answer any questions reasonably posed in connection with Buyer’s review of the Closing Statement, and shall in good faith consider any changes to the Closing Adjustments reasonably proposed by Buyer (provided that any request for or granting of access and the existence of any dispute shall not delay the Closing), provided however, that other than any changes identified by Buyer and agreed upon by Sellers that correct any manifest mathematical or clerical error, Sellers shall not be required to include any comments or revisions to the Closing Statement proposed by Buyer in its calculations and the Closing Statement as initially proposed by Sellers (as updated by Sellers for any comments or revisions that correct any such manifest mathematical or clerical error, as applicable) shall be final and binding on the Parties solely for purposes of determining the Purchase Price to be paid by Buyer to Sellers at the Closing pursuant to Section 2.02. The Purchase Price payable at Closing pursuant to Section 2.02 shall be (i) increased by the amount, if any, that the Preliminary Net Working Capital exceeds the Baseline Net Working Capital, or (ii) decreased by the amount, if any, that the Baseline Net Working Capital exceeds the Preliminary Net Working Capital.

Section 2.04    Closing Balance Sheet; Adjustment of Purchase Price.

(a)    Within 45 days after the Closing Date, Buyer shall prepare, or cause to be prepared, in good faith and deliver to Sellers (i) a draft Closing Balance Sheet, which shall be prepared in accordance with Section 2.04(f), and (ii) a draft calculation of the Final Net Working Capital, the Net Cash Amount as of the Effective Time, Indebtedness as of immediately prior to the Closing and the Transaction Expenses as of immediately prior to the Closing (collectively, the “Post-Closing Adjustments”) based on such draft Closing Balance Sheet. If Buyer shall fail to deliver the draft Closing Balance Sheet and the draft calculations of the Post-Closing Adjustments within the 45-day period provided in this Section 2.04(a), then at Sellers’ option, the Preliminary Net Working Capital and estimates of the Net Cash Amount, Indebtedness, and the Transaction Expenses delivered in accordance with Section 2.03 and used in the calculation of the Closing Cash Payment will be treated as the Final Net Working Capital and Net Cash Amount as of the Effective Time, Indebtedness as of immediately prior to the Closing, and Transaction Expenses as of immediately prior to the Closing for all purposes hereof and, subject to Section 2.05 and Section 2.06, the Purchase Price shall become final. The parties agree that Buyer’s preparation of the draft Closing Balance Sheet and the draft calculations of the Post-Closing Adjustments are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies than those used to prepare the example adjusted net working capital calculation provided in Section 2.04 of the Disclosure Schedules, the Preliminary Closing Balance Sheet and Sellers’ calculation of the Preliminary Net Working Capital, the estimated Net Cash Amount as of the Effective Time, the estimated Indebtedness as of immediately prior to the Closing and the estimated Transaction Expenses as of immediately prior to the Closing pursuant to Section 2.03. The draft Closing Balance Sheet and the draft calculations of the Post-Closing Adjustments shall not take into account any change in the Tax liability of the Company Entities resulting from, or otherwise attributable to, any breach or violation of Section 7.04(f) by Buyer or any of its Affiliates (including, after the Closing, the Company Entities).

(b)    During the 30-day period immediately following Sellers’ receipt of the draft Closing Balance Sheet and the draft calculations of the Post-Closing Adjustments, Sellers and their respective representatives (i) will be permitted to review, during normal business hours and upon reasonable notice, the Company Entities’ and Buyer’s books and records and the working papers related to the preparation of the draft Closing Balance Sheet and the draft calculations of the Post-Closing Adjustments (including the determinations included therein), and (ii) will be given access, during normal business hours and upon reasonable notice, to knowledgeable employees and accounting professionals of Buyer and the Company Entities in order to facilitate Sellers’ review of the draft Closing Balance Sheet and the draft calculations of the Post-Closing Adjustments. If Sellers have no objections to the draft Closing Balance Sheet and the draft calculations of the Post-Closing Adjustments, such drafts shall be the Closing Balance Sheet and Post-Closing Adjustments, respectively. If Sellers have any objections to the draft Closing Balance Sheet or the draft calculations of the Post-Closing Adjustments, Sellers will deliver a statement describing such objections to Buyer’s accountant and Buyer within 30 days (provided, that Buyer has duly complied with its obligations under (i) and (ii) above) after receiving the draft Closing Balance Sheet and the draft calculations of the Post-Closing Adjustments. Buyer, Buyer’s accountant, Sellers and Sellers’ accountant will use their reasonable best efforts to resolve any such objections. If a final resolution is not obtained within 30 days after Buyer’s accountant and Buyer have received the statement of objections, then (i) Buyer and Sellers will submit any disputed items to the Independent Accountant and (ii) Buyer and Sellers will adjust the Purchase Price pursuant to Section 2.04(d) to the extent possible with respect to any portions of the Closing Balance Sheet and Post-Closing Adjustments calculations that are undisputed. The Independent Accountant shall act as an arbitrator and not as an expert. The Independent Accountant will determine each disputed item (the amount of which may not be more favorable to Buyer than the related amount reflected in Buyer’s draft of the Post-Closing Adjustments nor more favorable to Sellers than the related amount set forth in Sellers’ objections) as promptly as may be reasonably practicable, and Buyer and Sellers will instruct the Independent Accountant to endeavor to complete such process within a period of no more than 30 days. The Parties shall use commercially reasonable efforts to make available to the Independent Accountant during normal business hours such employees, information, books and records as may be reasonably requested by the Independent Accountant to make its final determination (in the case of accountant work papers of the outside independent accountant of the Company Entities or Buyer, subject to the Independent Accountant entering into a customary confidentiality agreement with respect thereto). The Independent Accountant may conduct such proceedings as the Independent Accountant believes, in its sole discretion, will assist in the determination of the disputed items; provided, however, that, except as Buyer and Sellers may otherwise agree, all communications between Buyer and Sellers or any of their respective representatives, on the one hand, and the Independent Accountant, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating party. No hearing shall be held and no discovery shall be permitted. No party shall engage, directly or indirectly, in ex parte communications with the Independent Accountant relating to the disputed items. The Independent Accountant’s determination of the disputed items will be final, binding and conclusive on Buyer and Sellers, and deemed to be an arbitration award upon which judgment may be entered, effective as of the date the Independent Accountant’s written determination is received by Buyer and Sellers. In resolving any disputed item, the Independent Accountant (i) shall be bound by the provisions of this Section 2.04(b), and the definitions set forth in this Agreement; (ii) shall limit its review to the disputed items submitted to the Independent Accountant for resolution and not otherwise investigate matters independently; and (iii) shall further limit its review of the disputed items solely to whether the disputed items have been prepared in accordance with this Section 2.04 and the definitions set forth in this Agreement or contain any mathematical or clerical error.

(c)    Buyer will revise, or cause to be revised, the draft Closing Balance Sheet and draft calculations of the Post-Closing Adjustments as appropriate to reflect the resolution of Sellers’ objections (as agreed upon by Buyer, Buyer’s accountant, Sellers and Sellers’ accountant or as determined by the Independent Accountant) and deliver it to Sellers within 10 days after the resolution of such objections. Such revised statements shall be the Closing Balance Sheet and Post-Closing Adjustments, respectively. Sellers and Buyer agree that the procedure set forth in Section 2.04(b) for resolving disputes with respect to any of the items set forth in the Post-Closing Adjustments shall be the sole and exclusive method for resolving such disputes; provided, however, that the Parties agree that judgment may be entered upon the determination of the Independent Accountant in the Chosen Court.

(d)    In the event that (i) the Preliminary Net Working Capital, plus the estimated Net Cash Amount as of the Effective Time, less the estimated Indebtedness as of immediately prior to the Closing, less the estimated Transaction Expenses as of immediately prior to the Closing (in each case as estimated on the Closing Statement or otherwise determined pursuant to Section 2.03 and used in the calculation of the Closing Cash Payment) exceeds (ii) the Final Net Working Capital, plus the Net Cash Amount as of the Effective Time, less Indebtedness as of immediately prior to the Closing, less the Transaction Expenses as of immediately prior to the Closing (in each case as finally determined pursuant to this Section 2.04), then the Purchase Price shall be decreased by the amount of such excess, and Sellers shall within 5 Business Days pay such amount to Buyer by wire transfer of immediately available funds to the account designated in writing by Buyer. In the event that (A) the Final Net Working Capital, plus the Net Cash Amount as of the Effective Time, less Indebtedness as of immediately prior to the Closing, less the Transaction Expenses as of immediately prior to the Closing (in each case as finally determined pursuant to this Section 2.04) exceeds (B) the Preliminary Net Working Capital, plus the estimated Net Cash Amount as of the Effective Time, less the estimated Indebtedness as of immediately prior to the Closing, less the estimated Transaction Expenses as of immediately prior to the Closing (in each case as estimated on the Closing Statement or otherwise determined pursuant to Section 2.03 and used in the calculation of the Closing Cash Payment), then the Purchase Price shall be increased by the amount of such excess, and Buyer shall within 5 Business Days pay such amount to Sellers by wire transfer of immediately available funds to the account designated by Sellers. All payments required pursuant to this Section 2.04(d) shall be deemed to be adjustments to the Closing Cash Payment for all Tax purposes.

(e)    If any unresolved objections are submitted to the Independent Accountant for resolution as provided above, all fees and expenses of the Independent Accountant relating to the work to be performed by the Independent Accountant hereunder shall be borne by Sellers and Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accountant.

(f)    For purposes of Section 2.03 and this Section 2.04, the Closing Statement, the Preliminary Closing Balance Sheet, the estimated Net Cash Amount, the estimated Indebtedness, the estimated Transaction Expenses, the Preliminary Net Working Capital, the Closing Balance Sheet (including drafts thereof), Net Cash Amount, Indebtedness, Transaction Expenses and the Final Net Working Capital shall be prepared in accordance with IFRS applied consistently with the principles used in the preparation of the Balance Sheet and the example adjusted net working capital calculation provided in Section 2.04 of the Disclosure Schedules.

(g)    If the delivery deadline date for the Closing Balance Sheet, the calculation of the Post-Closing Adjustments or any dispute is a day that is not a Business Day, the applicable delivery deadline date shall be the immediately following Business Day.

(h)    Notwithstanding any provision set forth in this Section 2.04 or elsewhere in this Agreement to the contrary, there is no general agreement among the Parties to submit disputes under this Agreement to arbitration (other than disputes with respect to the items set forth on the Post-Closing Adjustments, which shall be resolved solely in accordance with this Section 2.04).

Section 2.05    Option to Purchase Class A Interests of Stillwater Holdings.

The Parties hereby agree that Enel Kansas may, but is not required to, purchase the Class A Membership Interests (as defined in the Stillwater Holdings Operating Agreement) of Stillwater Holdings (the “Class A Interests of Stillwater Holdings”) currently held by GE Capital EFS Financing, Inc. (the “Tax Equity Buyout”) prior to the Closing; provided, however, it is understood that Enel Kansas will use commercially reasonable efforts to complete the Tax Equity Buyout prior to the Closing for the Stillwater Holdings Interests. The Parties further agree that, notwithstanding any provision to the contrary in this Agreement, any action taken by Enel Kansas or its Affiliates in connection with the negotiation, execution and consummation of the Tax Equity Buyout prior to the Closing shall be permitted under this Agreement and any Ancillary Agreement and shall not be considered a breach of any provision of this Agreement or any Ancillary Agreement; provided that the execution of definitive documents for the Tax Equity Buyout shall be subject to the Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed.  In the event that the Tax Equity Buyout is consummated prior to Closing, (a) the Purchase Price shall be automatically updated to add the Tax Equity Buyout Amount, (b) this Agreement shall be deemed to have been automatically updated to include the Class A Interests of Stillwater Holdings as part of the Membership Interests to be purchased by Buyer at Closing and (c) the Parties agree to act reasonably and in good faith to agree upon other necessary updates and amendments to this Agreement to reflect the intent of this Section 2.05 and addition of the Class A Interests of Stillwater Holdings to the Membership Interests prior to the consummation of the Tax Equity Buyout with such amendments to be effective as of the consummation of the Tax Equity Buyout and at least five (5) Business Days prior to the Closing.

Section 2.06    Option to Delay the Closing with Respect to Stillwater Holdings Interests and EGP Nevada Interests.

(a)    The Parties hereby agree that, notwithstanding anything in this Agreement to the contrary, in the event all the conditions specified in Section 8.01 and Section 8.02 (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver thereof) are satisfied, except for the conditions specified in Section 8.01(d)(vii) and Section 8.02(e) with respect to Stillwater Holdings and Woods Hill Solar, LLC, Sellers may elect, at their sole discretion, to delay the closing on the sale of the Stillwater Holdings Interests and EGP Nevada Interests (the “Delayed Closing Interests”) and the Parties agree to proceed with the Closing solely with respect to all of the Membership Interests except for the Delayed Closing Interests on the terms set forth in this Agreement except that: (i) the Closing Cash Payment paid pursuant to Section 2.02 at such Closing for the Membership Interests other than the Delayed Closing Interests shall be reduced by an amount equal to $20,000,000, (ii) the adjustments to the Closing Cash Payment set forth in Section 2.03 and Section 2.04 shall be determined without respect to Stillwater Holdings and EGP Nevada and their respective Subsidiaries, (iii) the satisfaction of the closing conditions and closing deliveries set forth in Section 8.01 and Section 8.02 shall be determined without respect to Stillwater Holdings and EGP Nevada and their respective Subsidiaries and (iv) the Parties agree to act reasonably and in good faith to agree upon any other necessary updates and amendments to this Agreement to implement the intent of this Section 2.06.

(b)    In the event the Closing with respect to the Membership Interests except for the Delayed Closing Interests occurred pursuant to Section 2.06(a), the Parties agree that the closing with respect to Delayed Closing Interests will occur on the fifth Business Day following the satisfaction of the requirements of Section 8.01 and Section 8.02 with respect to Stillwater Holdings and Woods Hill Solar, LLC and their respective Subsidiaries (other than conditions with respect to actions the respective Parties will take at the Closing itself or conditions specifically addressed below, but subject to the satisfaction or waiver thereof) on the terms set forth in this Agreement except that: (i) at such Closing, Buyer shall pay an amount equal to $20,000,000 which amount shall be adjusted in the manner set forth in (A) Section 2.03 and Section 2.04 but solely with respect to Stillwater Holdings and EGP Nevada and their respective Subsidiaries, and (B) Section 2.05, if applicable, (ii) the satisfaction of the closing conditions and closing deliveries set forth in Section 8.01 and Section 8.02 shall be solely with respect to Stillwater Holdings and EGP Nevada and their respective Subsidiaries and (iii) the Parties agree to act reasonably and in good faith to agree upon any other necessary updates and amendments to this Agreement to implement the intent of this Section 2.06.

(c)    In the event Sellers elect to exercise the option specified in Section 2.06(a) to delay the Closing with respect to the Delayed Closing Interests, then with respect to the period between the exercise of such option and the earlier to occur of (x) the Closing with respect to the Delayed Closing Interests and (y) the termination of this Agreement solely with respect to the Delayed Closing Interests pursuant to Article IX, (A) Sellers agree on behalf of themselves and their Affiliates to use their respective reasonable best efforts to obtain all Required Consents with respect to Stillwater Holdings and Woods Hill Solar, LLC as promptly as possible following such election, and (B) Buyer agrees on behalf of itself and its Affiliates to (i) provide Sellers and their Affiliates (including Stillwater Holdings and EGP Nevada) with all access rights and cooperation necessary for the continued ownership and operation of the Business of Stillwater Holdings and EGP Nevada and the associated Projects in the ordinary course consistent with past practice, (ii) allow any Affiliate Contracts (including any applicable leases, shared facilities agreements, operations agreements and interconnection agreements) related to the ownership and operation of Stillwater Holdings and EGP Nevada to remain in place until the Closing and (iii) to use commercially reasonable efforts and to negotiate in good faith with Seller and its Affiliates (including Stillwater Holdings and EGP Nevada) to agree on the terms of any agreements reasonably necessary to allow Sellers and their Affiliates (including Stillwater Holdings and EGP Nevada) to continue operating the Projects of Stillwater Holdings and EGP Nevada in the ordinary course consistent with past practice, including, any necessary leases, access rights agreement, shared facility agreements, operations agreements and interconnection agreements or other similar agreements.

Article III
CLOSING, DELIVERIES AND OTHER ACTIONS

Section 3.01    Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically pursuant to the electronic or other remote exchange of documents and closing deliverables required by this Agreement on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or valid waiver thereof) or such other date as Buyer and Sellers may mutually determine (the “Closing Date”); provided, that in the event Sellers exercise their option to delay the Closing with respect to the Delayed Closing Interests pursuant to Section 2.06(a), the terms “Closing” and “Closing Date” shall mean the applicable Closing and Closing Date for (i) the Membership Interests except for the Delayed Closing Interests, and (ii) for the Delayed Closing Interests, as the case may be. The Closing shall be deemed to have occurred as of 12:01 a.m., Eastern time, on the Closing Date (the “Effective Time”).

Section 3.02    Deliveries at Closing.

At the Closing, (a) Sellers shall deliver to Buyer the various certificates, instruments, and documents and shall take the actions referred to in Section 8.01, (b) Buyer shall deliver to Sellers the various certificates, instruments, and documents and shall take the actions referred to in Section 8.02, and (c) Buyer will pay the Closing Cash Payment in accordance with Section 2.02.

Section 3.03    Tax Treatment.

(a)    Buyer and Sellers acknowledge and agree that for income Tax purposes, (i) the sale and purchase of the Enel Geothermal Interests, the EGP Nevada Interests, the Enel Cove Fort II Interests and the Enel Surprise Valley Interests shall be treated as the sale and purchase of the assets of Enel Geothermal, EGP Nevada, Enel Cove Fort II and Enel Surprise Valley, respectively, and (ii) the sale and purchase of the Stillwater Holdings Interests shall be treated as the sale and purchase of a partnership interest.

(b)    The Purchase Price for Enel Geothermal Interests, the EGP Nevada Interests, the Enel Cove Fort II Interests and the Enel Surprise Valley Interests shall be allocated among such assets in accordance with a purchase price allocation prepared by Buyer and subject to the review and consent of Sellers. Sellers shall provide Buyer with any information reasonably requested and required to complete IRS Form 8594 and Buyer shall complete such form and shall furnish Seller with a draft of such form within ninety (90) days following the Closing Date. If the Parties are unable to agree on the final purchase price allocation, then the final purchase price allocation will be determined by an appraiser selected jointly by the Parties, and the costs associated with such appraiser will be borne equally by the Parties. No Party shall file any Tax Return or take a position with any Governmental Authority that is inconsistent with the agreed or determined purchase price allocations and IRS Form 8594.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS AND THE COMPANY ENTITIES

Sellers, jointly and severally, represent and warrant to Buyer with respect to the Fundamental Representations applicable to Sellers, and the Target Entities represent and warrant to Buyer with respect to the Business Representations, as of the date hereof and on the Closing Date that, subject to such exceptions as are disclosed in the disclosure schedules delivered by Sellers to Buyer on the date hereof (the “Disclosure Schedules”):

Section 4.01    Organization.

(a)    EGPNA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Enel Kansas is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each Seller has all requisite corporate or limited liability company power and authority to own, lease and operate its Assets and to carry on its business as it is now being conducted.

(b)    Each Company Entity: (a) is a limited liability company duly organized, validly existing, and in good standing under the laws of its state of its organization or formation; (b) is duly authorized to conduct business and is in good standing under the laws of the State of Delaware and each other jurisdiction where such qualification is required, except where the lack of such qualification in such other jurisdiction would not have a Material Adverse Effect; and (c) has full limited liability company power and authority to carry on the business in which it is currently engaged and to own, lease and use its Assets.

Section 4.02    Authorization of Transaction.

Each Seller and each Target Entity has full corporate or limited liability company power and authority to execute and deliver this Agreement and any Ancillary Agreements to which such Seller or Target Entity is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and the Ancillary Agreements to which each Seller or each Target Entity is a party, have been duly executed and delivered (or will be duly executed and delivered) and constitute, or when executed by each Seller or each Target Entity, will constitute, the valid and legally binding obligations of each Seller or each Target Entity, as the case may be, enforceable in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, general principles of equity (collectively, the “Remedies Exceptions”). The execution, delivery, and performance of this Agreement by each Seller and each Target Entity and the consummation by Sellers and each Target Entity of the transactions set forth in this Agreement have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability actions or proceedings on the part of each Seller or each Target Entity are necessary to authorize this Agreement or to consummate the transactions set forth in this Agreement.

Section 4.03    Capitalization.

(a)    As of the date hereof, except as set forth on Section 4.03(a) of the Disclosure Schedules, Sellers own all of the Membership Interests, free and clear of all Liens other than Permitted Equity Encumbrances, which Membership Interests constitute all of the issued and outstanding Equity Interests in the Target Entities. Except as set forth on Section 4.03(a) of the Disclosure Schedules, at the Closing, Sellers will own all of the Membership Interests, free and clear of all Liens other than Permitted Equity Encumbrances, which Membership Interests will constitute all of the issued and outstanding Equity Interests in the Target Entities. Each Seller has good and valid title to, and full power and authority to sell, convey and assign, the Membership Interests.

(b)    Section 4.03(b) of the Disclosure Schedules contains a list of each Company Entity including its name, type of entity, jurisdiction of organization or formation and the current ownership of its Equity Interests. Each Company Entity owns the Equity Interests indicated to be owned by it as set forth on Section 4.03(b) of the Disclosure Schedules free and clear of all Liens other than Permitted Equity Encumbrances, and has good and valid title to all such Equity Interests. Other than as set forth on Section 4.03(b) of the Disclosure Schedules or in the Company Entities’ Corporate Documents, with respect to each Company Entity, there are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, convertible securities, exchange rights, or other contracts or commitments that could require any Company Entity to issue, sell, or otherwise cause to become outstanding any of its units representing the Equity Interests of such Company Entity, or that are convertible or exchangeable or exercisable for, Equity Interests or other securities in such Company Entity, (ii) outstanding obligations of any Seller or any of such Seller’s Affiliates, including the Company Entities, to repurchase, redeem or otherwise acquire any Equity Interests or other debt securities issued by, or other rights or option in or to any of, the Company Entities, and (iii) other Persons in which any Company Entity owns, of record or beneficially, or has any right to acquire any direct or indirect Equity Interest. Other than the Company Entities’ Corporate Documents, there are no agreements, including relating to registration rights, investor rights, co-sale rights, rights of first refusal, preemptive rights, voting or other similar agreements or understandings to which any Seller or any Company Entity is a party or is bound with respect to Equity Interests of any of the Company Entities.

(c)    Other than another Company Entity, none of the Company Entities has, and during the three (3) years prior to the Execution Date, has had any Subsidiaries, and does not own, and during the three (3) years prior to the Execution Date has not owned, any Equity Interest or other security in any Person.

(d)    Each of the Membership Interests and the outstanding Equity Interests of the other Company Entities are duly authorized and validly issued pursuant to applicable Law and the applicable Company Entities’ Corporate Documents and fully paid, and were not issued in violation of any purchase option, call option, right of first refusal, subscription right, preemptive rights or any similar rights of any Person.

(e)    Sellers have Made Available to Buyer accurate and complete copies of the Company Entities’ Corporate Documents.

Section 4.04    Non-Contravention.

Subject to receipt of the items set forth in Section 4.04 of the Disclosure Schedules (the “Required Consents”) and the filings and consents required under the Hart-Scott-Rodino Act, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Company Entities’ Corporate Documents or any provision of any Seller’s Charter Documents, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, require payment or cancel, or require any notice under, (i) any of the Codes of Conduct referred to in Section 10.23 or (ii) (A) any Material Contract (or result in the imposition of any Lien (other than Permitted Encumbrances) upon the assets of a Company Entity) or (B) any Contract or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets is subject that would have a material adverse effect on such Seller’s ability to complete the transactions set forth in this Agreement, (c) conflict with or violate any Law, Material Permit or Order binding on any Seller, the Company Real Property or a Company Entity, or (d) require any Seller or a Company Entity to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any other Person, including any Governmental Authority, in order for the Parties to consummate the transactions set forth in this Agreement.

Section 4.05    Brokers’ Fees.

Neither any Seller nor any Company Entity nor any of their respective Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions set forth in this Agreement, in each case for which any Company Entity, Buyer or any of their Affiliates would be responsible.

Section 4.06    Title to, and Sufficiency of, Tangible Assets.

The Company Entities have good and marketable title to, or a valid leasehold interest in, all of their respective material tangible assets, free and clear of all Liens (other than Permitted Encumbrances). The Company Entities have ownership of or the valid and enforceable right to use all the material tangible assets that are necessary for the ownership and operation of the Business in accordance with past practice. The material tangible assets of each Company Entity are in good operating condition and repair, subject to ordinary wear and tear, and are suitable for immediate use in the manner intended in the Ordinary Course of Business.

Section 4.07    Financial Statements.

Section 4.07 of the Disclosure Schedules contains accurate and complete copies of the following financial statements (collectively the “Financial Statements”): (i) the audited balance sheets and statements of income, changes in members’ equity, and cash flows for Stillwater Holdings as of and for the fiscal years ended December 31, 2021 and December 31, 2022, prepared in accordance with GAAP; (ii) the management-prepared unaudited balance sheet of the Company Entities, excluding Stillwater Holdings, as of and for the fiscal years ended December 31, 2021 and December 31, 2022 and the related statements of income for the periods then-ended in accordance with IFRS; and (iii) the management-prepared unaudited balance sheet of the Company Entities (the “Balance Sheet”) as of and for the quarter ended June 30, 2023 and the related statements of income for the period then-ended prepared in accordance with (A) IFRS in the case of the Company Entities (other than Stillwater Holdings) and, (B) in the case of Stillwater Holdings, GAAP. The Financial Statements and the updated financial statements to be delivered to Buyer pursuant to Section 7.10 (a) are and will be derived from the books and records of the applicable Company Entities, (b) are and will be prepared in accordance with GAAP or IFRS, as applicable, consistently applied, and (c) do and will present fairly in all material respects the respective financial position, results of operations, members’ equity and cash flows of the Company Entities as of such date and for the periods covered thereby, subject to normal year-end audit adjustments and the absence of footnotes.

Section 4.08    Events Subsequent to Date of Balance Sheet.

Since the date of the Balance Sheet, (i) there has been no event or condition which has had, or would be reasonably likely to have, a Material Adverse Effect, (ii) except as set forth in Section 4.08 of the Disclosure Schedules, the Company Entities have conducted the Business in the Ordinary Course of Business, and (iii) except as set forth in Section 4.08 of the Disclosure Schedules, no Company Entity has taken any action which if taken after the Execution Date, would require the approval of Buyer pursuant to Section 6.03(a).

Section 4.09    Legal Compliance; Permits.

(a)    The Company Entities are and have been since June 1, 2020 in compliance in all material respects with all Laws applicable to the Company Entities. Except as set forth on Section 4.09(a) of the Disclosure Schedules since June 1, 2020, neither any Seller nor any of the Company Entities have received any written notice or, to the Knowledge of Target Entities, other communication from any Governmental Authority or any other Person regarding (i) any actual or alleged material violation of, or failure to comply with, any Laws or (ii) any actual or alleged obligation on the part of a Company Entity to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with such Company Entity or the operation of the Business as currently conducted. To the Knowledge of Target Entities, no Company Entity is currently in material violation of, or is currently failing to comply with, any Laws with respect to any Company Entity or the Business.

(b)    Section 4.09(b)(i) of the Disclosure Schedules sets forth an accurate and complete list of all material Permits which have been issued to the Company Entities (the “Material Permits”). Except as set forth on Section 4.09(b)(i) of the Disclosure Schedules, the Material Permits constitute all Permits, including Permits required pursuant to Environmental Laws, required or necessary for each Company Entity to operate its respective Business as operated on the date hereof. Each Material Permit is validly issued and in full force and effect and is not subject to any current Action (other than routine compliance proceedings or rulemakings and administrative proceedings of general applicability) and, to the Knowledge of Target Entities, no Action has been threatened which in either case, would reasonably be expected to result in the revocation, cancellation, suspension, lapse, adverse modification or termination of any of the Material Permits. Except as set forth in Section 4.09(b)(ii) of the Disclosure Schedules, each of the Company Entities is in compliance in all material respects with each Permit issued to it, and all material fees and charges with respect to such Permits that are due and payable have been paid in full. Except as set forth on Section 4.09(b)(ii) of the Disclosure Schedules, neither any Seller nor any Company Entity has received any written notice or, to the Knowledge of Target Entities, other communication (whether oral or written) from any Governmental Authority or any other Person regarding any (i) actual or alleged violation of or failure to hold or comply with any material term or requirement of any Permit or (ii) actual or proposed revocation, cancellation, suspension, lapse, adverse modification or termination of any Permit and, to the Knowledge of Target Entities, there are no facts, conditions or circumstances that would reasonably be expected to result in revocation, cancellation, suspension, lapse, adverse modification or termination of any Permit. Accurate and complete copies of each of the Material Permits have been Made Available to Buyer. Each Company Entity has made all material filings required under applicable Laws, tariffs and rules with relevant Governmental Authorities, regional transmission organizations, independent system operators, NERC, or regional entity under NERC as designated by FERC, in each case necessary for the operation, ownership, and maintenance of its Project.

(c)    None of the Company Entities, and, to the Knowledge of Target Entities, none of their respective officers, directors, managers, shareholders, members or agents has: (i) made, authorized, offered or promised to make any payment or transfer of anything of value, directly, indirectly or through a third party, to officers, employees or other representatives of any Governmental Authority (including employees of a government owned or controlled entity or public international organization and including any political party or candidate for public office), in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any applicable Law of similar effect in any jurisdiction to which such Person is subject; (ii) made or paid any unlawful contributions, commissions, fees, gifts, entertainment, travel or other unlawful expenses relating to political activity; (iii) received any payments, services or gratuities which were not legal to receive or which a Company Entity, or any of its directors, managers, shareholders, members, officers or agents should have known were not legal for the payor or the provider to make or provide; (iv) made any unlawful payments or given or agreed to give any gift or similar benefit of more than nominal value to governmental officials in their individual capacities for the purpose of assisting a Company Entity in securing or retaining any business opportunity, contract, permit or license or in conducting its usual and customary operations; (v) made any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges; (vi) engaged in any other reciprocal practices that violate any Laws, or made any illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by a Company Entity; (vii) made any bribe, illegal payoff, influence payment, kickback or other unlawful payment, using funds of a Company Entity or otherwise on behalf of a Company Entity; or (viii) otherwise taken any action which would cause any Company Entity to be in violation of the FCPA, or any applicable Law of similar effect in any jurisdiction to which such Person is subject.

(d)    None of the Company Entities, or, to the Knowledge of Target Entities, none of their respective officers, directors or managers is a Restricted Party.

(e)    The Company Entities are in compliance with applicable Sanctions and Trade Compliance Laws. Each of the Company Entities has instituted and maintains policies and procedures, including appropriate controls, reasonably designed to promote compliance by those Company Entities and their directors, officers, employees, and authorized agents with all applicable Laws relating to bribery, corruption, and money laundering.

(f)    None of the Company Entities and, to the Knowledge of Target Entities, none of their respective officers, directors or managers, shareholders or members is, or has been in the past five years, the subject of any action or investigation by any Governmental Authority related to potential violations of Sanctions or Trade Compliance Laws, or violated, been convicted or charged under, or settled, any actual or alleged violation of Sanctions or Trade Compliance Laws.

(g)    Each Seller is in compliance with all Laws which would affect its ability to perform its obligations under this Agreement or the transactions contemplated hereby. There is no Action pending or, to the Knowledge of Target Entities, threatened against any Seller or any of its Affiliates that would affect the ability of such Seller to perform its obligations under this Agreement or the transactions contemplated hereby.

Section 4.10    Tax Matters.

(a)    Other than Stillwater Holdings, each Company Entity is classified for U.S. federal income Tax purposes as an entity that is disregarded from its owner. Stillwater Holdings is classified for U.S. federal income Tax purposes as a partnership.

(b)    Each Company Entity has filed all material Tax Returns that it was required to file under applicable Laws.

(c)    All material Taxes due and owing by the Company Entities have been paid.

(d)    No claim has been made by an authority in a jurisdiction where a Company Entity does not file Tax Returns that a Company Entity is or may be subject to taxation by that jurisdiction that has not yet been resolved.

(e)    No material Tax Proceedings are being conducted, pending or threatened in writing with respect to any Company Entity and there has been no material issue raised or material adjustment proposed (and none is pending) by the IRS or any other Taxing Authority in writing in connection with any Tax Returns filed by any Company Entity.

(f)    There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company Entities.

(g)    No Company Entity is a party to any Tax sharing agreement (other than the Company Entities’ Corporate Documents and customary commercial agreements not primarily related to Taxes, such as financing agreements with Tax gross-up obligations or net leases).

(h)    No Company Entity has engaged in any “listed transaction” as defined in, or made any disclosure under, Treasury Regulation section 1.6011-4.

(i)    No private letter rulings, technical advice memoranda, or similar agreements or rulings have been requested, entered into, or issued by any taxing authority with respect to any Company Entity.

(j)    There has been no casualty affecting, or other disposition of, any Company Entity assets on which a federal investment tax credit was claimed.

(k)    There are no deferred Tax liabilities with respect to any Company Entity relating to events or actions before the Closing Date that will have to be paid after the Closing Date.

(l)    If the Tax Equity Buyout has occurred prior to the Closing Date, then as of the Closing Date (i) Enel Kansas owns 100% of the issued and outstanding membership interests in Stillwater Holdings and Stillwater Holdings is treated as a single member limited liability company disregarded from its owner for federal income tax purposes, and (ii) any and all Liabilities of Enel Kansas and Stillwater Holdings to indemnify GE Capital EFS Financing, Inc. (or its successor or permitted assign as the “Class A Member” under the Stillwater Holdings Operating Agreement), including with respect to a recapture of Tax credits due to Enel Kansas’ purchase of the Class A Interests of Stillwater Holdings, shall have been paid or extinguished.

Section 4.11    Real Property.

(a)    Section 4.11(a) of the Disclosure Schedules sets forth all of the real property owned in fee by any Company Entity (together with all buildings thereon, the “Owned Real Property”). The Company Entities have good and valid fee title to the Owned Real Property free and clear of all Liens other than Permitted Encumbrances.

(b)    Section 4.11(b) of the Disclosure Schedules sets forth a list of all of the Real Property Agreements under which a Company Entity has a leasehold interest in real property (the real property subject to such Real Property Agreements, the “Leased Real Property”). The Company Entities have valid leasehold interests in the Leased Real Property free and clear of all Liens other than Permitted Encumbrances, pursuant to the Real Property Agreements identified therein.

(c)    Section 4.11(c) of the Disclosure Schedules is an accurate and complete list of all material Real Property Agreements including, all Real Property Agreements creating or granting a Company Entity a real property interest and all easements, rights of way, licenses, common use and other similar documents or agreements, to which a Company Entity is a party. The Company Entities have Made Available to Buyer accurate and complete copies of all such Real Property Agreements.

(d)    Except as disclosed on Section 4.11(d) of the Disclosure Schedules, the Company Entities (i) have ownership of or the right to use all the Company Real Property including to the extent the Company Real Property is necessary for the operation of the Business in accordance with past practice, (ii) there are no pending or, to the Knowledge of Target Entities, threatened condemnation or expropriation proceedings, lawsuits or administrative actions relating to the Company Real Property affecting adversely, in any material respect, the current use, occupancy or value thereof; (iii) there is no material breach under the Real Property Agreements by a Company Entity and, to the Knowledge of Target Entities, no counterparty to a Real Property Agreement is in material breach of its obligations thereunder; (iv) no fee owner of real property which is the subject of a Real Property Agreement has the unilateral right to terminate such Real Property Agreement nor has any such fee owner given written notice of the exercise of any option or right to cancel or terminate such Real Property Agreement; (v) there are no defaults under the Real Property Agreements or, to the Knowledge of Target Entities, events or circumstances which, with the giving of notice or the passage of time, or both, would constitute defaults under the Real Property Agreements; (vi) the Real Property Agreements are in full force and effect; (vii) the Company Entities have Made Available to Buyer accurate and complete copies of all Real Property Agreements; and (viii) all improvements that constitute part of the Company Real Property are in operating condition and repair, adequate to conduct the Business as it is currently being conducted.

(e)    During the three (3) years prior to the Execution Date, except as set forth on Section 4.11(e) of the Disclosure Schedules, no Company Entity has granted any options or rights of first refusal to purchase or lease the Company Real Property or any portion thereof or interest therein. No Person other than a Company Entity has been granted the right to use or occupy the Company Real Property or been granted any licenses, rights of way or easements on any portion thereof that would impact the Business of such Company Entity as it is currently being conducted in any material respect.

(f)    There are sufficient utilities available to the Company Real Property as needed for the operation of each Project as it is currently being conducted.

Section 4.12    Intellectual Property.

(a)    The Company Entities are the sole owner of all right, title and interest in and to all Intellectual Property owned by the Company Entities (collectively, the “Owned Intellectual Property”), free and clear of all Liens (other than the Permitted Encumbrances) and the Company Entities have all necessary licenses, rights, permissions and authorizations to use all Intellectual Property licensed by the Company Entities from a third party (the “Licensed Intellectual Property” and, together with the Owned Intellectual Property, the “Company Intellectual Property”). The Company Intellectual Property constitutes all the rights to Intellectual Property necessary for the operation of the Business as presently conducted. An accurate and complete list of all Owned Intellectual Property, and all material Licensed Intellectual Property is set forth on Section 4.12(a) of the Disclosure Schedules.

(b)    To the Knowledge of Target Entities, no third party is infringing upon or otherwise violating any Owned Intellectual Property. The Company Entities do not, and the conduct of the Business in the manner currently conducted does not, infringe or otherwise violate any Intellectual Property right owned or controlled by a third party. To the Knowledge of Target Entities, none of the Business Service Providers is in material violation of any proprietary information and inventions assignment agreement or similar agreement with any Company Entity.

(c)    There are no pending Claims, including litigation, arbitration, opposition proceedings, petitions to cancel, interferences, administrative proceedings, demand letters, cease and desist letters, or other demands, challenges, or disputes of any nature, challenging, or involving any Company Intellectual Property. During the six (6) years prior to the Execution Date, the Company Entities have not received any written notice or other written communication claiming or alleging that a Company Entity has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, and, to the Knowledge of Target Entities, no Person has threatened to make any such claims.

(d)    The Company Entities do not use any Open Source Software in connection with the Owned Intellectual Property in a manner that would require the Company Entities to, as the Owned Intellectual Property is used in the Business, (i) distribute or otherwise make available the source code for any Owned Intellectual Property to any third party, (ii) license any Owned Intellectual Property to any third party at no cost, (iii) license the source code of any Owned Intellectual Property to any third party for purposes of modifying or making derivative works thereof, or (iv) license any Owned Intellectual Property to any third party subject to a patent non-assertion or a royalty-free patent license.

(e)    All Company Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. To the Knowledge of Target Entities, in the past three years there has been no material failure of the Company Systems, denial-of-service, or other cyberattack that has caused a material impairment of the Company Systems.

(f)    During the six (6) years prior to the Execution Date, the Company Entities have materially complied with all applicable Laws concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past year, the Company Entities have not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) received any written notice of any audit, investigation, complaint, or other action by any Governmental Authority or other Person concerning the Company Entities’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification. The Company Entities employ commercially reasonable procedures regarding data security to protect the confidentiality, integrity and security of their information technology systems and the data stored therein or transmitted thereby against unauthorized use, access, interruption, modification or corruption.

Section 4.13    Contracts.

(a)    Section 4.13(a) of the Disclosure Schedules sets forth an accurate and complete list of all of the following types of Contracts (other than Contracts with respect to which no Company Entity will be bound or have any Liability after the Closing) to which a Company Entity is a party (each, a “Material Contract” and, collectively, the “Material Contracts”):

(i)        all Contracts for the purchase, exchange, delivery or sale of electric power, capacity, ancillary services, transmission services, renewable energy credits or other environmental attributes generated by a Company Entity;

(ii)       all interconnection Contracts for electricity;

(iii)      all Contracts for construction, management, operation, maintenance of a Project;

(iv)      all Contracts by or with a manufacturer or vendor of equipment owned or leased by any Company Entity for product warranty or repair with a fair market value of more than $500,000;

(v)       all Contracts the performance of which by any Company Entity will involve consideration to or from such Company Entity in excess of $500,000 in any year;

(vi)      all Contracts relating to the borrowing of money, the extension of credit, the granting of Liens or creating Indebtedness (or guarantying Indebtedness) in excess of $500,000;

(vii)     all Contracts for investments, capital contributions, or the purchase or sale of Equity Interests in any Person;

(viii)    all Contracts that require Support Obligations by or on behalf of a Company Entity in excess of $500,000;

(ix)      all Contracts for the development or license of Company Intellectual Property other than generally commercially available software pursuant to a non-exclusive license or any non-exclusive Contracts with any Person to whom a Company Entity provides services;

(x)       all Contracts establishing a partnership, joint venture or similar arrangement between a Company Entity and a third party;

(xi)      all Contracts containing any material restriction or limitation on the ability of any Company Entity to compete, solicit customers or otherwise conduct any business anywhere in the world or the grant of any exclusive rights in any market, field or territory;

(xii)     all Contracts that are or involve hedging, derivative, swap and similar agreements with a value in excess of $500,000;

(xiii)    all Affiliate Contracts;

(xiv)    all Contracts for employment of any Business Service Provider that provides for: (A) a term of employment (anything other than at-will employment); or (B) severance or other benefits upon termination;

(xv)     any Contract or Employee Benefit Plan for which any of the benefits, compensation or payments will be increased, the vesting of benefits will be accelerated or a payment will be required, as a result of the consummation of the transactions set forth in this Agreement;

(xvi)    any collective bargaining Contract or Contract with labor unions or representatives of employees;

(xvii)   any Contract that is a subscription, option, purchase or sale, pledge, security, voting, shareholder or investor rights agreement with respect to, or that establishes the terms of, or that governs voting, transfer, consent, dividend, distribution or other rights or obligations of Persons owning, holding or having an interest in, the Equity Interests of any Company Entity;

(xviii)  any Contract with a Governmental Authority;

(xix)    all Contracts (other than those referred to in Sections 4.13(a)(i), (ii), (iii) or (iv)) under which any Company Entity has either an obligation or a right to (x) purchase, sell, lease or exchange Assets (of any kind) or (y) provide or receive services of any kind, in each case involving payments by or to any Company Entity over the life of that Contract equal to or greater than $500,000;

(xx)     all Contracts involving the settlement of any pending or threatened Action or Claim (or series of related Actions or Claims) which will involve (a) payments by or to any Company Entity (in excess of insurance proceeds in the case of payments by any Company Entity) equal to or greater than $500,000 or (b) injunctive or other equitable relief; and

(xxi)    any other Contract that is material to the ownership or operation of a Project or any Company Entity.

(b)    The Sellers have Made Available to Buyer an accurate and complete copy of each Material Contract. With respect to each Material Contract: (i) such Contract is in full force and effect and is a valid and binding obligation of the applicable Company Entity, subject to the Remedies Exceptions, and, to the Knowledge of Target Entities, each other party thereto; (ii) such Material Contract is enforceable against each applicable Company Entity, subject to the Remedies Exceptions, and, to the Knowledge of Target Entities, each other party thereto, in accordance with its terms; and (iii) subject to procurement of the Required Consents, (A) upon consummation of the transactions set forth in this Agreement, shall continue in full force and effect on identical terms from and after the Closing without penalty or other adverse consequence and (B) except as set forth on Section 4.13(b) of the Disclosure Schedules, there is no default, or claim by a Material Contract counterparty of default thereunder, by the applicable Company Entity, or, to the Knowledge of Target Entities, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a default thereunder by the applicable Company Entity, or to the Knowledge of Target Entities, by any other party thereto, or would permit modification, acceleration, or termination of a Material Contract. None of the Company Entities has received written notice, or, to the Knowledge of Target Entities, any other notice, from any other party to any Material Contract that such party intends to terminate, modify or renegotiate such Material Contract in a manner that is adverse to any Company Entity.

Section 4.14    Litigation.

Section 4.14 of the Disclosure Schedules sets forth each instance in which any Company Entity (a) is subject to any outstanding or, to the Knowledge of Target Entities, threatened, Order, (b) is, or in the last three years has been, a party to, or to the Knowledge of Target Entities, threatened to be made a party to, any Action or Claim of, in, or before any Governmental Authority. There is no Action or Claim pending or, to the Knowledge of Target Entities, threatened, against any Seller or any of its Subsidiaries, and neither any Seller nor any of its Subsidiaries is subject to any outstanding Order, in each case that seeks restraint, prohibition, damages, delay or other relief in connection with such Seller’s obligations under this Agreement or the consummation by such Seller of the transactions set forth in this Agreement.

Section 4.15    Employee Benefits.

(a)    Section 4.15(a) of the Disclosure Schedules sets forth an accurate and complete list of all Employee Benefit Plans. Section 4.15(a) of the Disclosure Schedules shall separately identify those Employee Benefit Plans sponsored by the Company Entities and those that are sponsored by an ERISA Affiliate in which the Company Entities are participating employers. In addition:

(i)    Each Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in all material respects in form and in operation with the applicable requirements of ERISA, the Code, Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Mental Health Parity Act, Genetic Information Nondiscrimination Act, Health Insurance Portability and Accountability Act, HI-Tech Act, Patient Protection and Affordable Care Act and other applicable Laws.

(ii)    Each Employee Benefit Plan that is intended to qualify under Code §401(a) has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter with respect to the applicable plan, and, to the Knowledge of Target Entities, nothing has occurred, whether by action or failure to act, that would reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan.

(iii)    There are no pending or, to the Knowledge of Target Entities, threatened Claims (other than Claims for benefits in the Ordinary Course of Business), audits, investigations by a Governmental Authority, lawsuits or arbitrations which have been asserted or instituted against or involving any Employee Benefit Plan or related trust or other funding vehicle therefor. In the three year period immediately preceding the date hereof, no self-correction measures or applications or filings have been made related to any Employee Benefit Plan under any amnesty or correction program, including without limitation under the Internal Revenue Service Employee Plans Compliance Resolution System, Voluntary Closing Agreement Program, Department of Labor Voluntary Fiduciary Correction Program and Delinquent Filer Voluntary Compliance Program.

(b)    None of the Company Entities nor any ERISA Affiliate maintains, sponsors or contributes, or has during the six year period immediately preceding the date hereof maintained, sponsored or contributed to, or had any liability for any Employee Benefit Plan that is (i) an Employee Pension Benefit Plan which is subject to Title IV of ERISA, ERISA §302 or Code §§412 or 430, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” within the meaning of ERISA §210 or Code §413(c), (iv) a “funded welfare plan” within the meaning of Code §419, or (v) a “multiple employer welfare arrangement” as defined in ERISA §3(40).

(c)    Except for COBRA continuation health care coverage under Code §4980B and ERISA §§601 through 608 or similar state laws, there are no Employee Benefit Plans that provide, nor are there any employees or former employees (or dependents of employees or former employees) of the Company Entities that are eligible for, any retiree medical or other post-employment welfare benefits.

(d)    With respect to each Employee Benefit Plan, the Company Entities have Made Available to Buyer an accurate and complete copy (or, to the extent the Employee Benefit Plan is unwritten, an accurate and complete description) thereof and, to the extent applicable: (i) the plan document and any amendments thereto; (ii) any related trust agreement or other funding instrument or insurance policy and any amendments thereto; (iii) the most recent determination letter or opinion letter; (iv) any summary plan description and any summaries of material modifications thereto; (v) summaries of benefits coverage; and (vi) for the three most recent plan years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports, (D) audited financial statements, (E) actuarial valuation reports, (F) annual funding notices, and (G) annual compliance test reports.

(e)    Except as set forth on Section 4.15(e) of the Disclosure Schedule, neither the execution of this Agreement nor the Closing (whether alone or in connection with any subsequent event(s)) will cause or result in, under any Employee Benefit Plan or other service provider arrangement, (i) severance pay or any increase in severance pay upon any termination of employment, (ii) acceleration of the time of payment or vesting in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase the amount payable, and/or (iii) result in an excess parachute payment within the meaning of Code §280G or gross up obligations for any taxes, interest or penalties imposed under Code §280G or §4999.

(f)    With respect to each Employee Benefit Plan which is subject to Code §409A, (i) each such plan complies in form, and, to the Knowledge of Target Entities, has been operated in compliance with, Code §409A, and (ii) no such plan provides for any indemnity or gross-up obligation for any taxes, interest or penalties imposed or accelerated under Code §409A.

Section 4.16    Environmental Matters.

(a)    Except as set forth on Section 4.16(a) of the Disclosure Schedule, the Company Entities are, and have been for the past three (3) years, in compliance in all material respects with all Environmental Laws applicable to the Company Entities and all past violations of any Environmental Laws have been resolved.

(b)    Except as set forth on Section 4.16(b) of the Disclosure Schedules, each Company Entity holds, and is, and for the past three (3) years has been in compliance in all material respects with, all Permits required under Environmental Laws for the operation of its Business as currently operated (the “Environmental Permits”). Section 4.16(b) of the Disclosure Schedules is an accurate and complete list of all Environmental Permits, all of which are in full force and effect, and, to the Knowledge of Target Entities, there are no facts or circumstances (other than the passage of time) that would reasonably be expected to result in the termination, revocation, cancellation, suspension, lapse or adverse modification of any such Environmental Permit. Accurate and complete copies of the Environmental Permits have been Made Available to Buyer.

(c)    During the three (3) years prior to the Execution Date, the Company Entities have not used, stored, treated, transported, manufactured, refined, handled, produced, or disposed of any Hazardous Materials on, under, at, or from the Company Real Property, or operated any such Company Real Property, in any manner which constituted or constitutes a violation of any applicable Environmental Laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production, or disposal of Hazardous Materials or that has resulted in or would reasonably be expected to result in a material Liability under Environmental Laws.

(d)    Except as set forth on Section 4.16(d) of the Disclosure Schedule, to the Knowledge of Target Entities, the Company Real Property is not contaminated by Hazardous Materials in any manner that constitutes a violation of any applicable Environmental Laws or in amounts, form or concentrations that would reasonably be expected to result in an obligation by any Person to conduct, fund or provide reimbursement for investigation, corrective action, removal or remediation pursuant to Environmental Laws.

(e)    During the three (3) years prior to the Execution Date, no Company Entity has received any written notices or claims from any Governmental Authority or any other Person that (i) it is a responsible party in connection with any claim or notice asserted pursuant to the Comprehensive Environmental Response, Compensation, and Liabilities Act of 1980, 42 U.S.C. Section 9601 et seq., or any state superfund law in connection with the operation of the Company Entities or (ii) the Company Real Property or a Company Entity is not in compliance with any applicable Environmental Laws in a manner that would reasonably be expected to result in a material Liability for a Company Entity.

(f)    All material environmental reports, inspections, investigations, studies, audits, tests, reviews or other third-party analysis, evaluations, assessments, sample results and other similar material documentation, in each case related to the Business or Company Real Property in the possession or control of any Company Entity, and any and all material documents in their possession or control concerning material planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control Hazardous Materials or otherwise ensure compliance with current Environmental Laws have been Made Available to Buyer.

Section 4.17    Employees.

(a)    The Company Entities or Sellers have Made Available to Buyer an accurate and complete list of each Business Service Provider with the following information: name, hire or retention date, job title, work location, compensation (including base salary, bonus, commission and other incentive compensation) or consulting fee, work location, reporting, Fair Labor Standards Act classification (exempt or non-exempt) and full-time or part-time status, work authorization or immigration status. No Business Service Provider has given written notice of his or her intent to terminate his or her employment or service relationship with ENA or any applicable Company Entity or Affiliate.

(b)    Neither ENA nor any Company Entity nor any Affiliate thereof is, or, during the three (3) years prior to the Execution Date, has been, a party to any collective bargaining agreement or other labor agreement with any union or labor organization with respect to the Business Service Providers. Except as set forth on Section 4.17(b) of the Disclosure Schedules, to the Knowledge of Target Entities, since June 1, 2020, there have been no labor union organizing activities targeting any Company Entity, in each case, with respect to any of the Business Service Providers. There is no unfair labor practice charge, or other labor or employment related Claim, against a Company Entity, in each case, with respect to any Business Service Provider pending before any arbitrator, mediator, or Governmental Authority, or, to the Knowledge of Target Entities, threatened against any Company Entity, in each case, with respect to the Business Service Providers. There is no strike, picketing, work stoppage, or lockout pending or, to the Knowledge of Target Entities, threatened, against or involving a Company Entity, in each case, with respect to the Business Service Providers.

(c)    With respect to the Business Service Providers, the Company Entities, are, and since June 1, 2020 have been, in material compliance with all applicable Laws related to labor and employment, including equal employment opportunity, non-discrimination, wage and hour, safety and health, sexual or other harassment, whistleblower, paid or unpaid leave requirements, worker classification, work authorization and immigration. Since June 1, 2020, there have not been any “plant closings” or “mass layoffs” (as those terms are defined in the Worker Adjustment and Retraining Notification Act, or any local or state Law, hereinafter the “WARN Act”) or other reduction in force or early retirement program, by any Seller or any Company Entity involving any Business Service Provider that would create any obligations under the WARN Act in relation to any plant closings or mass layoffs of employees or other applicable Laws with respect to other reductions in force or early retirement programs.

Section 4.18    Insurance.

(a)    Each insurance policy covering the Company Entities or for the benefit of any of their respective assets or Representatives (including all directors and officers liability insurance policies) is set forth in Section 4.18(a) of the Disclosure Schedules and is in full force and effect. In the 12 months prior to the date hereof, neither any Seller nor any Company Entity has received written notice from any insurer or agent of any intent to cancel any such insurance policy as it relates to coverage of a Company Entity or the Business. All such insurance policies are valid, binding and enforceable in accordance with their respective terms; provided that such policies will terminate with respect to the Company Entities at Closing. All payments due under such insurance policies have been made and such insurance policies (or extensions, renewal or replacements thereof with comparable policies) are and shall be in full force and effect without interruption until the Closing Date. Neither any Seller nor any Company Entity has received any notice from the insurer under any such insurance policy disclaiming or disputing coverage, reserving rights with respect to a particular claim or such insurance policy in general or cancelling or materially amending any such insurance policy (including the amount of premium payable in respect thereof). There are no material pending claims under such insurance policies and neither any Seller nor any Company Entity intends to make any such claim that has not yet been filed. No Company Entity has incurred any material loss that is covered by any such insurance policy for which the applicable Company Entity has not properly asserted a claim under such insurance policy. Certificates for all of such insurance policies have been Made Available to Buyer.

(b)    Section 4.18(b) of the Disclosure Schedules sets forth, for each of the Company Entities, an accurate and complete description of all property, casualty, business interruption or other insurance policies that would provide coverage for losses resulting from, arising out of or in connection with any Interim Casualty Event affecting each such Company Entity, including the named and any additional insureds, the scope of coverage, any deductible, retention or self-insurance amounts, any primary or excess insurance amounts, any exclusions from coverage, policy limits, claims periods, expiration and/or renewal dates, whether coverage is on the basis of claims made or occurrences, and any restrictions on assignments of the policy or any proceeds thereof.

Section 4.19    Absence of Undisclosed Material Liabilities.

No Company Entity has any Liabilities, except for Liabilities (a) reflected or reserved for on the Balance Sheet, Financial Statements, or disclosed in the notes thereto, (b) that have arisen since the date of the Balance Sheet in the Ordinary Course of Business, (c) incurred in connection with the transactions set forth in this Agreement, (d) disclosed in Section 4.19 of the Disclosure Schedules, (e) arising under any Contract Made Available to Buyer (other than as a result of any default or breach thereunder), or (f) that are not in excess of $100,000 for any individual Liability or $500,000 for all Liabilities in the aggregate.

Section 4.20    Indebtedness.

Other than as set forth on Section 4.20 of the Disclosure Schedules, the Company Entities do not have any Indebtedness. Other than as set forth on Section 4.20 of the Disclosure Schedules, no Company Entity has received a loan under the CARES Act, including any U.S. Small Business Administration loan (i.e., the Paycheck Protection Program) or from the U.S. Small Business Administration, the U.S. Department of Treasury or any Governmental Authority.

Section 4.21    Bank Accounts.

Section 4.21 of the Disclosure Schedules is an accurate and complete list of all bank accounts, lines of credit, safety deposit boxes, and lock boxes (designating the name of each bank, trust company or other financial institution and each authorized signatory with respect thereto) held by the Company Entities.

Section 4.22    Powers of Attorney.

Other than as set forth on Section 4.22 of the Disclosure Schedules, there are no outstanding powers of attorney or proxies executed by or on behalf of the Company Entities in favor of any Person.

Section 4.23    QF, MBR, and PUHCA Status.

ENEL Cove Fort, LLC, ENEL Salt Wells, LLC, EGP Stillwater Solar, LLC, EGP Stillwater Solar PV II, LLC, and Woods Hill Solar, LLC are Project Companies that own QFs using either geothermal or solar resources as their primary energy sources. Each of ENEL Cove Fort, LLC, EGP Stillwater Solar, LLC, and EGP Stillwater Solar PV II, LLC hold MBR Authority, and each of these Project Companies has maintained and duly maintains its QF status and its MBR Authority, as applicable. ENEL Stillwater, LLC holds MBR Authority, is an EWG, and is subject to FERC regulation under PUHCA solely with respect to maintaining EWG status and as of the Execution Date duly maintains its EWG status. Each of EGP Stillwater Solar, LLC, Enel Cove Fort, LLC, and Enel Salt Wells, LLC are exempt from the Federal Power Act to the extent set forth in 18 C.F.R. § 292.601(c).

Section 4.24    Affiliate Transactions; Support Obligations.

(a)    There are no Support Obligations except as set forth on Section 4.24(a) of the Disclosure Schedule. Accurate and complete copies of the Support Obligations have been Made Available to Buyer.

(b)    Except for the Contracts listed on Section 4.24(b) of the Disclosure Schedules and the Support Obligations, there are no Affiliate Contracts. No Company Entity has any outstanding debt to any Affiliate thereof (other than to a Company Entity).

Section 4.25    Business Purpose.

No Company Entity has, in the last three (3) years, engaged in any business other than the ownership, development, construction, operation, maintenance and financing, directly or indirectly, of its Project and any activities incidental to the foregoing.

Section 4.26    Disclaimer of Other Representations and Warranties.

EXCEPT AS SET FORTH IN THIS ARTICLE IV, NONE OF SELLERS, THE TARGET ENTITIES, THEIR AFFILIATES OR THEIR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY ENTITIES OR THEIR ASSETS OR THE BUSINESS OF THE COMPANY ENTITIES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, NONE OF SELLERS, THE TARGET ENTITIES, THEIR AFFILIATES OR THEIR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OR ANY OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS); (II) THE OPERATION OF THE COMPANY ENTITIES BY BUYER AFTER THE CLOSING; OR (III) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE COMPANY ENTITIES AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

Article V
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Sellers as of the date hereof and on the Closing Date that:

Section 5.01    Organization and Corporate Power.

Buyer is a limited liability company duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted.

Section 5.02    Authorization of Transaction.

Buyer has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and the Ancillary Agreements to which Buyer is a party, have been duly executed and delivered (or will be duly executed and delivered) and constitute, or when executed by Buyer, will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms and conditions, subject to the Remedies Exceptions. The execution, delivery and performance by Buyer of this Agreement and all the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions set forth in this Agreement have been duly and validly authorized by all necessary limited liability company action and no other limited liability company actions or proceedings on the part of Buyer and no member votes by Buyer’s members are necessary to authorize this Agreement or to consummate the transactions set forth in this Agreement.

Section 5.03    Non-Contravention.

Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will, assuming that all Required Consents have been obtained and all filings and notifications under the Hart-Scott-Rodino Act have been made and any waiting periods thereunder have terminated or expired, (a) conflict with or violate any (i) Law, Order or other restriction of any Governmental Authority or court to which Buyer is subject or (ii) any provision of its Charter Documents, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject or (c) require Buyer to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any other Person, including any Governmental Authority, in order for the Parties to consummate the transactions set forth in this Agreement.

Section 5.04    Broker’s Fees.

Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions set forth in this Agreement, in each case for which any Seller or any of its Affiliates would be responsible.

Section 5.05    Litigation.

There is no Action pending or, to the knowledge of Buyer, threatened, against Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries is subject to any outstanding Order, in each case that seeks restraint, prohibition, damages, delay or other relief in connection with Buyer’s obligations under this Agreement or the consummation by Buyer of the transactions set forth in this Agreement.

Section 5.06    Investment.

Buyer hereby represents and warrants that it: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the Securities Act; (b) has substantial experience in evaluating and investing in securities of companies similar to the Company Entities so that it is capable of evaluating the merits and risks of its investment in the Company Entities and has the capacity to protect its own interests; (c) understands that the acquisition of the Company Entities is a speculative investment that involves a high degree of risk of loss of its investment therein, is able to bear the economic risk of its investment in the Company Entities for an indefinite period of time, including the risk of a complete loss of such investment and acknowledges that its investment in the Company Entities has not been registered under the Securities Act and, therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available; (d) is acquiring the Company Entities for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of, or that could cause the Company Entities to be in violation of, applicable Law, (e) understands that its investment in the Company Entities has not been, and will not be, registered under the Securities Act and is being offered hereby by reason of an exemption from the registration requirement of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein; and (f) has had the opportunity to obtain all information requested by it and has had the opportunity to meet with representatives of the Company Entities and to have them answer any questions and provide such additional information regarding the terms and conditions of the transactions contemplated hereby and the business and prospects of the Company Entities, all of which questions have been answered and all of which requested information has been provided to its full satisfaction.

Section 5.07    Sufficient Funds Available.

Buyer has, and will have on the Closing Date sufficient funds, or other sources of immediately available funds, available to consummate the transactions contemplated hereby and to perform its obligations to be performed as of the Closing Date (including payment of the Closing Cash Payment). In no event shall receipt or availability of funds or financing by Buyer or any Affiliate thereof or any other financing or other transactions be a condition to Buyer’s obligations hereunder.

Section 5.08    Solvency.

Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as such debts become absolute and matured.

Section 5.09    Compliance with Law.

Buyer is in compliance with all Laws which would affect its ability to perform its obligations under this Agreement or the transactions contemplated hereby. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates that would affect the ability of Buyer to perform its obligations under this Agreement or the transactions contemplated hereby.

Section 5.10    Independent Investigation; Sellers’ Representations.

Buyer has conducted to its satisfaction its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company Entities, which investigation, review and analysis was performed by Buyer and its Representatives. Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, facilities, and records of the Company Entities for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied upon its investigation, review and analysis and, except as otherwise provided in this Agreement or any Ancillary Agreements and except for the specific representations and warranties of Sellers and the Target Entities set forth in Article IV, not on any statements, representations or opinions of Sellers or any of their Representatives. Notwithstanding anything to the contrary contained in this Agreement and without prejudice to Section 7.08, nothing in this Agreement (including this Section 5.10) will limit, restrict or prohibit any claims in respect of Fraud.

Article VI
PRE-CLOSING COVENANTS

Except for Section 6.12 (which the Parties agree shall survive the Closing), the Parties agree as follows in this Article VI with respect to the period between the execution of this Agreement and the earlier to occur of (a) the Closing and (b) the termination of this Agreement pursuant to Article IX (the “Interim Period”).

Section 6.01    General.

Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VIII below).

Section 6.02    Notices and Consents.

(a)    Each of the Parties shall use its respective commercially reasonable efforts to obtain all consents, including all Required Consents, from any third party that are required in connection with the consummation of the transactions contemplated hereby. In addition, each of the Company Entities and Sellers shall give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of, Governmental Authorities required in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent applicable, each of Sellers and Buyer will file as promptly as practicable, but in any event (x) within 15 Business Days after the date of this Agreement, any applications, exhibits, notification and report forms and related material that may be required to file with FERC under Section 203 of the Federal Power Act, and (y) within 10 Business Days after the date of this Agreement, any notification and report forms and related material that may be required to file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the Hart-Scott-Rodino Act, and promptly will make any further filings and supply any additional information and documentary material that may be reasonably requested pursuant thereto. The Parties shall, and shall cause their respective Affiliates to, request expedited treatment of any such filings and cooperate with one another in the preparation of such filings in such manner as is reasonably necessary and appropriate. Buyer shall be responsible for and shall pay all fees or make other payments required by applicable Law to any Governmental Authority with respect to any filings required under the Federal Power Act and the Hart-Scott-Rodino Act and any other required authorizations, consents, orders or approvals, if applicable, in connection with the transactions contemplated by this Agreement.

(b)    Without limiting the generality of Buyer’s undertaking pursuant to Section 6.02(a), Buyer shall, and shall cause each of its Affiliates to, use commercially reasonable efforts to obtain all consents, authorizations or approvals of Governmental Authorities required in connection with the consummation of the transactions contemplated hereby so as to enable the Parties to close the transactions contemplated hereby as promptly as practicable, and in any event prior to the Termination Date. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that neither Buyer nor Sellers shall have any obligation (x) to pay any material consideration, other than customary fees imposed by Governmental Authorities and professional fees of counsel, (y) to offer to grant, or agree to, any financial or other accommodation that would be material to the business of Buyer or Seller or any of their respective Affiliates or to the value of the transaction contemplated hereby, or (z) take any action of the type referred to in Section 8.01(c)(ii)-(iv), in each case in order to obtain any of the Required Consents or any required consents, authorizations or approvals of Governmental Authorities.

(c)    Without in any way limiting the foregoing, each of Buyer and Sellers shall consult and cooperate with one another and consider in good faith the views of one another in connection with any substantive analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party in connection with proceedings under the Federal Power Act and the regulations thereunder and the Hart-Scott-Rodino Act and any other applicable trade regulation or foreign direct investment Law, and communicate with applicable Governmental Authorities, including the Federal Trade Commission and the Department of Justice, and other third parties in connection with such Laws. In furtherance of the foregoing, subject to applicable confidentiality restrictions or restrictions required by applicable Law, each Party shall promptly notify the other Parties of any substantive communication it or any of its representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed substantive communication by such party to any Governmental Authority. Each of the Parties shall permit outside counsel of the other Party to be present or participate in any materially substantive call, discussion, or meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), litigation, or other inquiry unless (i) prohibited by such Governmental Authority or (ii) it consults with the other party in advance and gives the other party the opportunity to attend and participate in such call, discussion or meeting. Each Party hereto shall, and shall cause its representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods or clearance of the transactions contemplated hereby, including under the Federal Power Act and the Hart-Scott-Rodino Act. Each Party to this Agreement shall, and shall cause its outside counsel to, provide each other with copies of all correspondence, filings (excluding Buyer’s Hart-Scott-Rodino Act form), or communications between them or any of their respective representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions set forth in this Agreement; provided, however, that materials may be redacted (A) to remove references concerning the valuation of the Company Entities and competitively sensitive information; (B) as necessary to comply with contractual arrangements or applicable Law; and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d)    Except as otherwise permitted pursuant to this Section 6.02, no Party shall, and each Party shall cause its Affiliates not to, take any action that would reasonably be expected to adversely affect or materially delay or impair the consent of any Governmental Authority or other Person necessary for the consummation of the transactions contemplated by this Agreement.

Section 6.03    Operation of Business.

(a)    Except (w) in connection with the Tax Equity Buyout pursuant to and in compliance with Section 2.05, (x) as expressly required by this Agreement, (y) with the prior written consent of Buyer, not to be unreasonably withheld conditioned or delayed, or (z) as described on Section 6.03(a) of the Disclosure Schedules, Sellers and the Company Entities shall, with respect to the Business and the Company Entities:

(i)          conduct the operations of the Company Entities in the Ordinary Course of Business;

(ii)         use commercially reasonable efforts to maintain in full force and effect any insurance policies maintained by Sellers with respect to the Business (in each case, or policies providing substantially the same coverage);

(iii)        maintain the existence of each Company Entity and take such commercially reasonable action as may be necessary to preserve the material assets of the Company Entities in good condition, normal wear and tear excepted;

(iv)        use commercially reasonable efforts to preserve the Business substantially intact, and to preserve for Buyer the existing relationships with Governmental Authorities, employees, customers, suppliers, landlords, creditors, and others having business relations with the Company Entities;

(v)         comply in all material respects with all Laws applicable to the conduct of the Business or the Company Entities;

(vi)        comply with the material terms of all Material Contracts;

(vii)      not modify or amend any Employee Benefit Plan that would result in any Liability to a Company Entity (except as may be directed by Buyer), or increase the base salary, bonuses or other compensation or benefits of (x) any Business Service Provider that is an officer, director or manager, except as required by applicable Law or by the terms of any Employee Benefit Plan, or (y) any other Business Service Provider, except in the Ordinary Course of Business or as required by applicable Law or by the terms of any Employee Benefit Plan;

(viii)     not issue, sell, grant, pledge, encumber or otherwise subject to any Lien (other than Permitted Equity Encumbrances) any Membership Interests or other Equity Interests of the Company Entities, or any options, warrants, convertible securities, or other rights of any kind to acquire or receive, or that are convertible into or exchangeable or exercisable for, any such Membership Interests or other Equity Interests of any Company Entity (including stock appreciation rights, phantom stock, or similar instruments);

(ix)        not amend the Company Entities’ Corporate Documents, or change the fiscal year, of a Company Entity other than as required by the Stillwater Holdings Operating Agreement;

(x)         not declare or pay any non-cash dividend, or make any non-cash distribution, in respect of any Membership Interests or Equity Interest of any Company Entity;

(xi)        not subject, or permit or allow any of the assets or properties of a Company Entity (whether tangible or intangible) to be subjected to, any Liens, other than Permitted Encumbrances;

(xii)       not change any method of accounting or accounting practice or policy used by Sellers with respect to a Company Entity as of the date hereof, other than such changes as are required by IFRS or GAAP, as applicable, or as required by a Governmental Authority;

(xiii)     not (A) sell, lease, sublease, license, abandon or otherwise transfer any material assets of a Company Entity other than obsolete assets, surplus assets or assets no longer used or useful in the operation or maintenance of the Projects in the Ordinary Course of Business, or (B) authorize or make capital expenditures to acquire any assets, individually or in the aggregate, involving an amount in excess of $1,000,000, except for (i) capital expenditures expressly contemplated in the Company Entities’ current year budget that has been Made Available to Buyer, or (ii) capital expenditures fully paid for in cash prior to Closing;

(xiv)      not sell, license, abandon, or otherwise transfer any Owned Intellectual Property, other than non-exclusive licenses granted to customers in connection with the sale or provision of goods or services in the Ordinary Course of Business;

(xv)       not acquire, by merger or consolidation with, or by purchase of, any Equity Interests or all or a substantial portion of the assets of, or by any other manner, any Person;

(xvi)    not (A) incur, create, assume or otherwise become liable for any Indebtedness other than intercompany Indebtedness that will be paid in full at Closing, or (B) make any loans, advances, or capital contributions to, or investments in, any other Person other than loans, advances, or capital contributions to, or investments in, any Project in the Ordinary Course of Business, or to a Company Entity pursuant to any Company Entities’ Corporate Documents;

(xvii)     not enter into any Contract that restricts the freedom of a Company Entity to (A) compete in any line of business with any Person or in any geographic area or (B) solicit any individual or class of individuals for employment;

(xviii)    not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, division, restructuring, recapitalization, or other material reorganization of any Company Entities;

(xix)      not engage in any new line of business;

(xx)      not assume, guarantee or otherwise become liable or responsible for any Liability of any Person, other than (A) the assumption or guarantee of obligations of the Company Entities in the Ordinary Course of Business, or (B) the endorsement of negotiable instruments in the Ordinary Course of Business;

(xxi)      not terminate, fail to comply in any material respect with, materially amend or modify, supplement, grant any material waiver under, or provide any material consent under, any Material Contract, except as expressly contemplated by this Agreement;

(xxii)     not terminate, assign or materially amend or modify, any issued Permit; provided, that Enel Cove Fort, LLC may enter into a new water permit in place of the existing temporary water permit;

(xxiii)    not enter into any Contract that if in effect on the Execution Date would be a Material Contract;

(xxiv)    not initiate any Action or enter into any voluntary settlement, conciliation or similar agreement with respect to, or otherwise compromise any dispute, Claim or Action, that individually or in the aggregate will result in payment by any Company Entity following Closing unless such payments are funded in full by Sellers prior to Closing;

(xxv)     not voluntarily settle, compromise, cancel, forgive, waive or release any other debts, claims or rights of the Company Entities other than with respect to Affiliates;

(xxvi)    not hire any employee or enter into any employment or severance agreement or agreement providing for any compensation to any employee of Sellers or Affiliate thereof (other than any Company Entity) that is payable by any Company Entity post-Closing;

(xxvii)   not adopt or contribute to any Employee Benefit Plan that will be a liability of the Company Entities post-Closing;

(xxviii)  not make any new, change any existing or revoke any election with respect to Taxes, change any method of accounting with respect to Taxes, amend any material Tax Return, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of a material amount of Taxes, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xxix)    not fail to discharge any material Liability of any Company Entity or to make any material payment of any Company Entity as it comes due except in connection with a good faith dispute; or

(xxx)     not authorize, agree, or commit to take any of the foregoing actions specified in Section 6.03(a)(vii) – Section 6.03(a)(xxix).

(b)    Notwithstanding anything to the contrary in this Agreement, (i) Sellers or any Company Entity may take or omit to take any action reasonably necessary to prevent or mitigate the effects of any damage to property or injury to persons in emergency circumstances; provided, that Sellers shall deliver to Buyer written notice specifying in reasonable detail the circumstances requiring such action to be taken (or not taken, as the case may be) and such action taken (or not taken, as the case may be) to prevent such damage to property or injury to persons to be taken (or not taken, as the case may be) promptly after taking (or not taking, as the case may be) such action, but in any event within five (5) Business Days thereafter, (ii) each of Sellers and the Company Entities shall be permitted to declare and pay any cash dividends or make cash distributions or cash transfers prior to the Effective Time; (iii) Sellers and the Company Entities may settle any Indebtedness owing by the Company Entities to Sellers or any of their Affiliates, including by repayment or capitalization, prior to the Effective Time; (iv) nothing contained in this Agreement shall be construed to give to Buyer directly or indirectly, rights to control or direct the Company Entities’ operations prior to the Closing; and (v) prior to the Closing, Sellers and the Company Entities shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Company Entities.

Section 6.04    Access.

The Company Entities shall, and Sellers will cause the Company Entities to, permit representatives of Buyer (including legal counsel, accountants, and consultants) to have reasonable access at all reasonable times during normal business hours and on reasonable advance notice (which for purposes of this requirement shall mean at least three Business Days), and in a manner so as not to unreasonably interfere with the normal business operations of a Company Entity, to all premises, properties, books, records, contracts, documents, officers, employees, and accountants of or pertaining to the Company Entity; provided, however, Buyer shall not contact any such officers, employees, or accountants without the written prior permission of Sellers. Buyer will treat and hold any such information that is competitively sensitive, proprietary or confidential and that it receives from either of Sellers or the Company Entities in the course of the reviews contemplated by this Section 6.04 as Confidential Information. Buyer will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Sellers and the Company Entities or destroy (at Buyer’s option) all copies of the Confidential Information that are in its possession and to the extent in electronic format, Buyer shall delete such files and records from its systems to the extent reasonably practicable. This Section 6.04 does not supersede any obligations of Buyer under the Non-Disclosure Agreement with respect to such Confidential Information; provided, that Buyer’s obligations under the Non-Disclosure Agreement and under this Agreement in respect of any Confidential Information of the Company Entities shall terminate at Closing but shall remain in place with respect to any Confidential Information of Sellers or their other Affiliates. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor a Company Entity shall be required to disclose any information to Buyer if such disclosure would, in Sellers’ reasonable discretion: (a) cause significant competitive harm to Sellers, a Company Entity and their respective businesses if the transactions contemplated by this Agreement are not consummated; (b) jeopardize any attorney-client or other privilege; (c) contravene any applicable Law, fiduciary duty, or binding agreement entered into prior to the date of this Agreement; or (d) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing, without the prior written consent of Sellers, Buyer shall not contact any suppliers to, or customers of, the Company Entities in connection with the transactions contemplated by this Agreement or with respect to any Seller or Company Entity, and Buyer shall have no right to perform invasive or subsurface investigations of the Company Real Property.

Section 6.05    [Intentionally Omitted].

Section 6.06    Exclusivity.

Other than with respect to the Tax Equity Buyout pursuant to and in compliance with Section 2.05, Sellers and the Company Entities shall not (and shall cause their respective Affiliates, agents and representatives not to), directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or provide any information to, waive, terminate or modify any provision of any contractual “standstill” or similar obligations of, or enter into any Contract or other instruments (whether or not binding) with, any Person (other than Buyer or any of its Affiliates) in furtherance of (a) any purchase, sale, transfer, merger, consolidation, division, conversion, share exchange, business combination, reorganization, recapitalization, tender or exchange offer, joint venture, liquidation, dissolution or similar transaction involving the Membership Interests or any other Equity Interests of a Company Entity, (b) otherwise obtaining ownership or control of the Company Entities or any of the material assets of the Company Entities (other than in the Ordinary Course of Business) or (c) any other transaction or series of transactions that would reasonably be expected to result in any Person other than Buyer (or its Affiliates) acquiring any Membership Interests or any other Equity Interests of a Company Entity or ownership or control of the Company Entities or any of the material assets of the Company Entities (other than in the Ordinary Course of Business) (an “Alternate Transaction”). For purposes of the definition of “Alternate Transaction”, a Person also shall mean any group of Persons, including the equity holders of any Person (other than Buyer and its Affiliates). Sellers and the Company Entities shall, and shall cause their respective Affiliates, agents and representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternate Transaction. Sellers agree that the rights and remedies for noncompliance with this Section 6.06 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach of this Section 6.06 will cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.07    Support Obligations.

On or prior to the Closing Date, Buyer shall replace each of the Support Obligations with parent guarantees, letters of credit, bonds, indemnities, or another credit assurance of comparable and sufficient nature, in each case in form that satisfies the requirements of the underlying Contract requiring provision of such Support Obligations in such a manner that each such Support Obligation is released and returned by the beneficiary thereof, or cancelled or otherwise terminated, by the Closing Date. Notwithstanding the foregoing, Sellers (acting in their sole discretion) shall have the option to elect to waive the condition precedent with respect to replacement of any individual Support Obligations in order to facilitate timely Closing, in which case Buyer shall be obligated to complete such replacement in the same manner within 10 Business Days after the Closing, and in the event of any draw on or claim against the applicable Support Obligation in the period after the Closing and before replacement of such Support Obligation by Buyer, Buyer agrees to indemnify and hold harmless Sellers and their Affiliates (excluding for the avoidance of doubt, any Company Entity) for any and all resulting Losses (including the payment of any costs incurred by Sellers in maintaining such Support Obligations), and Buyer shall deliver to Sellers prior to the Closing a first-demand, non-revocable and transferrable bank guarantee or letter of credit, issued by an international bank of primary standing (and with a credit rating of investment grade by a reputable rating agency), in a form reasonably satisfactory to Sellers, guaranteeing without any exceptions or conditions Buyer’s indemnification obligations under this Section 6.07, that is callable, pursuant to and in accordance with its terms until the later of (i) the full release of all outstanding Support Obligations, and (ii) the full and final discharge of all of Buyer’s obligations under this Section 6.07.

Section 6.08    Title Commitments.

Sellers and the Company Entities shall use commercially reasonable efforts to assist Buyer with its efforts to obtain: (a) title commitment(s), in form and substance reasonably satisfactory to Buyer with an effective date after the date hereof, for each Project including all Company Real Property pertaining thereto (each, a “Title Commitment”); and (b) the issuance of the final Title Policy for each Project including all Company Real Property pertaining thereto, including the delivery by the Sellers or any of the Company Entities, at Buyer’s sole cost and expense, of such customary documents as may be reasonably necessary to enable Buyer’s Title Company to issue customary endorsements and coverage; provided that in no event shall Sellers, any of their Affiliates, or any of their respective Representatives be required to make any payment, or assume any liability (including by providing any non-imputation or other affidavit) or grant any other accommodation (financial or otherwise) except to the extent Seller elects to cure an exception to title. For the avoidance of doubt, the issuance of any Title Commitment or Title Policy is not a condition to Closing and will not cause any delay with respect to the Closing.

Section 6.09    [Intentionally Omitted].

Section 6.10    R&W Insurance Policy.

Sellers shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to, provide reasonable cooperation as requested by Buyer in good faith in connection with the underwriting of any R&W Insurance Policy, including (i) furnishing upon request to Buyer and its Representatives any customary information related to the Company Entities and Sellers that is reasonably required or requested in connection therewith, (ii) executing and delivering to Buyer and its Representatives any customary documents or materials that do not impose any liability on Sellers or any of their Affiliates that are reasonably required or requested in connection therewith, and (iii) providing any additional diligence information in the possession of the Sellers or the Company Entities required to address, limit or remove any material conditional exclusions or modifications under such R&W Insurance Policy, to the extent reasonably practicable; provided that under no circumstances shall the underwriting, issuance or the effectiveness of any such R&W Insurance Policy be a condition to or cause any material delay with respect to the Closing. To the extent Buyer obtains any R&W Insurance Policy, Buyer shall (i) provide to Sellers reasonable updates with respect to the status of obtaining such R&W Insurance Policy, and (ii) provide, as reasonably requested by Sellers, any interim drafts of such R&W Insurance Policy to allow Sellers to confirm that such R&W Insurance Policy conforms with the provisions of Section 7.08.

Section 6.11    Termination of Affiliate Arrangements.

At or prior to the Closing, Sellers and their respective Affiliates shall terminate or cancel (and pay, release, satisfy or otherwise discharge all Liabilities of any kind under) all of the Affiliate Contracts listed in Section 4.24(b) of the Disclosure Schedules without any Liability to any Company Entity thereunder that survives the Closing.

Section 6.12    Insurance Claims.

(a)    Buyer shall be solely responsible from and after the Closing for providing or procuring insurance for the Company Entities. Buyer acknowledges and agrees that all insurance arrangements maintained by Sellers and their Affiliates for the benefit of the Company Entities (each a “Seller Policy” and, collectively, the “Seller Policies”) will be terminated as of the Closing and the Company Entities will cease to be insured by, have access or availability to, be entitled to make claims on, or claim benefits or seek coverage under, any Seller Policies or self-insurance programs; provided, however, that in respect of any claims arising from a casualty event with respect to the Assets of a Company Entity occurring during the Interim Period (an “Interim Casualty Event”), subject to the terms and conditions of the applicable Seller Policies, (i) to the extent a claim can be made prior to the Closing Date, the Sellers or the Company Entities shall make a claim on the applicable occurrence-based Seller Policies covering the Company Entities with respect to such Interim Casualty Event and (ii) to the extent a claim cannot be made prior to the Closing Date, the Company Entities may make claims following the Closing Date on any of the applicable occurrence-based Seller Policies covering the Company Entities at the time of such event or occurrence; provided, further, Sellers shall have no obligation to pay or reimburse Buyer or the Company Entities for, all deductibles and retentions and all uninsured, uncovered, unavailable or uncollectable amounts relating to or associated with such claims. In the event of a casualty event impacting multiple Projects and/or other projects owned by Sellers or their Affiliates, any insurance recovery under an applicable Seller Policy will be allocated appropriately among the impacted projects and paid to the owner or owners of the applicable Projects and/or other projects.  With respect to any such claim, Sellers shall submit such claim or use best efforts to assist Buyer and the Company Entities in asserting any such claims and use their best efforts to administer such claims on behalf of Buyer or the Company Entities and to seek reasonable recovery under the applicable provisions of the Seller Policy covering such losses of the Company Entities to the same extent as it would if such losses were losses of Sellers and to the extent that the terms and conditions of any such Seller Policies so allow. To the extent any recovery is paid to the Sellers under any such Seller Policy, Sellers shall (A) retain any business interruption or lost-profits recovery for periods prior to the Closing Date and pay any business interruption or lost-profits recovery for periods after the Closing Date to Buyer within 30 days after receipt thereof and (B) retain any recovery amount reimbursing Sellers or the Company Entities for its out-of-pocket costs paid prior to the Closing Date to repair or restore the Assets of the Company Entity that were the subject to the Interim Casualty Event and pay any other recovery amount to Buyer within 30 days after receipt thereof.

(b)    Sellers will not, and will cause their Affiliates not to, (i) waive coverage under or release any insurer from its coverage obligations under any Seller Policy covering any Interim Casualty Event or (ii) agree to any policy buyout of any occurrence-based Seller Policy covering any Interim Casualty Event.

Article VII
POST-CLOSING COVENANTS

The Parties agree as follows in this Article VII with respect to the period following the Closing.

Section 7.01    General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

Section 7.02    Books and Records.

(a)    Buyer shall preserve and keep, or cause to be preserved and kept, all books and records of the Company Entities that are related to a pre-Closing period in the possession of Buyer or any of its Affiliates for a period of seven years after the Closing Date. Sellers, upon reasonable advance notice and for any reasonable business purpose, shall have reasonable access during normal business hours and in a manner (i) so as not to unreasonably interfere with the normal business operations of a Company Entity and (ii) compliant with safety and security (including data security) protocols then in effect at the location where access will be provided to examine, inspect, and copy such books and records. Notwithstanding the foregoing, Buyer shall not be required to provide any access or information to Sellers, which Buyer reasonably believes it or the Company Entities are prohibited from providing to Sellers by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege, or which Buyer or its Affiliates (including the Company Entities) are required to keep confidential or prevent access to by reason of any Contract with a third party.

(b)    Within ten (10) Business Days following the Closing Date, Sellers shall promptly deliver to Buyer the books and records of the Company Entities that are not already in the possession of the Company Entities or Buyer as of the Closing Date.

Section 7.03    Confidentiality.

After the Closing, each Seller shall not, and shall cause its Affiliates not to, use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals, or any other information concerning the Company Entities or relating to the Business that is competitively sensitive, proprietary, or confidential (collectively, “Proprietary Information”) except on behalf of Buyer or any of its Affiliates; provided, however, that the confidentiality covenants contained in this Section 7.03 shall not apply to the following: (i) information that is already in the public domain or generally available to Persons in the same or similar industries as the Company Entities; (ii) information that becomes part of the public domain or generally available to Persons in the same or similar industries as the Company Entities by publication or otherwise other than through any action on the part of Sellers or any Affiliate thereof; (iii) information that Sellers or their Affiliates received from a third party who was not legally or contractually prohibited from disclosing such information; or (iv) information that Sellers or their Affiliates are legally compelled to disclose, but only as to the disclosure. In the event that Sellers or any Affiliate thereof becomes legally compelled to disclose any Proprietary Information, Sellers or such Affiliate thereof will notify Buyer promptly in writing of such requirement so that Buyer may seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the terms of this Section 7.03. In the event that no such protective order or other remedy is obtained, or that Buyer waives compliance with the terms of this Section 7.03, Sellers or such Affiliate thereof, as the case may be, will furnish only that portion of the Proprietary Information which Sellers or their Affiliate is advised by counsel is legally required and will exercise commercially reasonable efforts, at Buyer’s sole expense, to obtain reliable assurance that confidential treatment will be accorded such furnished Proprietary Information.

Section 7.04    Tax Matters.

(a)    Transfer Taxes. All transfer, documentary, sales, use, stamp, recording, registration, controlling interest transfer and other similar Taxes and fees (including any penalties and interest), if any (the “Transfer Taxes”), incurred in connection with the sale of the Company Entities pursuant to this Agreement shall be split equally between Sellers and Buyer. The Parties shall cooperate in good faith to take such commercially reasonable actions as will minimize or reduce the amount of such Transfer Taxes.

(b)    Tax Returns.

(i)    Periods ending on or prior to the Closing Date. Sellers shall prepare and timely (taking into account extensions) file all Tax Returns of the Company Entities that are required to be filed after the Closing Date and that relate to any taxable period ending on or before the Closing Date. Sellers shall prepare such Tax Returns in a manner consistent with past practices (unless otherwise required by applicable Law).

(ii)    Straddle Periods. Buyer shall prepare and timely (taking into account extensions) file all Tax Returns of the Company Entities that are required to be filed after the Closing Date and that relate to any Straddle Period. Buyer shall prepare such Tax Returns in a manner consistent with past practices (unless otherwise required by applicable Law). Buyer shall send Sellers a copy of each such Tax Return (together with such schedules and supporting work papers as Sellers may reasonably request) at least 45 days prior to the due date of such Tax Return (or if such Tax Returns are filed or due on a monthly or quarterly basis, as soon as reasonably practicable). Buyer shall incorporate any reasonable comments provided by Sellers, which shall be provided at least ten days prior to the due date of such a Tax Return. Sellers shall pay to Buyer its allocable share of any Taxes for a Straddle Period no later than five days before the due date for the Tax Return for such Taxes.

(c)    Straddle Period Taxes. For all purposes of this Agreement, the portion of any Tax with respect to any Straddle Period that is allocable to the pre-Closing portion of such Straddle Period will be determined as follows: (i) in the case of any sales or use Tax, value added Tax, employment Tax, withholding Tax, and any Tax based on or measured by income, profits, or receipts, determined based on the amount of Taxes that would be payable based on a closing of the books as of the end of the Closing Date, and (ii) in the case of all other Taxes, determined based on the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the applicable Straddle Period; provided that exemptions, allowances or deductions that are calculated on an annual basis (or on a monthly basis, where required) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date (or with respect to federal income taxes in proportion to the number of days in each period).

(d)    Cooperation. Sellers and Buyer shall (and Buyer shall cause the Company Entities to) cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.04 and any Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and making any elections or providing information or documentation necessary to maximize any deductions and Tax benefit related to the Transaction Expenses. Buyer shall cause the Company Entities to retain all books and records with respect to Tax matters pertinent to the Company Entities relating to any taxable periods ending on or before the Closing Date or Straddle Periods and shall abide by all record retention agreements entered into with any taxing authority, and shall give Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and if Sellers so request, Buyer shall cause the Company Entities to allow Sellers to take possession of such books and records.

(e)    Refunds. Any Tax refunds that are received by Buyer or the Company Entities, and any amounts available as a credit against Tax to which Buyer or the Company Entities becomes entitled, that relate to a Pre-Closing Tax Period shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such available credit within ten days after receipt thereof or entitlement thereto. Buyer and its Affiliates shall cooperate with Sellers in promptly obtaining any refund to which Sellers are entitled under this Section 7.04(e).

(f)    Amended Returns. Buyer shall not, without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), with respect to Taxes of the Company Entities for any taxable period ending on or before the Closing Date or Straddle Period, (i) file, re-file or amend or cause to be filed, re-filed or amended any Tax Return, (ii) enter or cause to be entered into discussions regarding any voluntary disclosure, (iii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of such Taxes, (iv) file any ruling or request with any Taxing Authority, (v) make or change any Tax election, or (vi) take any action out of the Ordinary Course of Business that could create a Tax liability on the Closing Date.

(g)    Survival. The covenants in this Section 7.04 will survive until the date that is 60 days following the expiration of the applicable statute of limitations.

Section 7.05    Mutual Release.

(a)    Effective as of the Closing, each Seller (on behalf of itself and its Affiliates) hereby releases, acquits, and forever discharges each Company Entity, its Affiliates, and their respective successors and assigns, directors, officers, members, shareholders, employees, managers, agents, and representatives (the “Company Released Parties”), from any and all Claims that such Seller (or its Affiliates) has or may have against any of the Company Released Parties for any matter, transaction, act or omission arising under or in connection with any of the Company Released Parties, known or unknown, during the period prior to and including the Closing Date, other than obligations or Claims arising under or in connection with this Agreement, the transactions contemplated hereby and any other agreements between Sellers or their Affiliates and the Company Entities or their Affiliates that survive the Closing.

(b)    Effective as of the Closing, the Company Entities and Buyer (on behalf of itself and their Affiliates) hereby release, acquit, and forever discharge each Seller, its Affiliates (other than the Company Entities) and their respective successors and assigns, directors, officers, members, shareholders, employees, managers, agents, and representatives (the “Seller Released Parties”), from any and all Claims that the Company Entities (or Buyer has) have or may have against any of the Seller Released Parties for any matter, transaction, act or omission arising under or in connection with any of the Seller Released Parties, known or unknown, during the period prior to and including the Closing Date, other than obligations or Claims arising under or in connection with this Agreement, the transactions contemplated hereby and any other agreements between Sellers or their Affiliates and the Company Entities or their Affiliates that survive the Closing.

(c)    The Parties agree that the limits imposed on each Party’s remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amount to be paid to Sellers hereunder. Each Party acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” Each Party acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Party agrees that, effective as of the Closing, such Party shall be deemed to waive any such provision and acknowledges that such Party may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of the claims released pursuant to this Section 7.05, but that it intends to and, by operation of this Agreement shall have, fully, finally and forever waived and released any and all claims thereunder without regard to the subsequent discovery of existence of such different or additional facts.

Section 7.06    Director and Officer Indemnification and Insurance.

(a)    Buyer agrees that all rights to indemnification, advancement of expenses, and exculpation by the Company Entities now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, manager, or director of a Company Entity, as provided in the Company Entities’ Corporate Documents, in each case as in effect on the date of this Agreement, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)    The Company Entities may, at Sellers’ expense, obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the officers, managers, and directors of the Company Entities, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c)    In the event Buyer, any Company Entity, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving limited liability company, corporation, or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or any Company Entity, as the case may be, shall assume all of the obligations set forth in this Section 7.06.

Section 7.07    Employee Matters.

(a)    Buyer shall, or shall cause its Affiliates to, provide each Business Service Provider as of the Effective Time, for a period of no less than 18 months after the Closing Date, with the following:

(i)      employment in a position that is substantially comparable (except with respect to number of employees that report to such position) to such Business Service Provider’s position immediately prior to the Closing Date,

(ii)    an annual base salary (or in case of an hourly Business Service Provider, a base hourly wage rate), and cash-based bonus, commission and incentive opportunities (excluding any equity-based compensation) which is substantially similar as that provided to such Business Service Provider immediately prior to the Closing Date, in the aggregate,

(iii)    employee benefits under plans, programs, and arrangements which will (A) provide benefits to such Business Service Provider that are substantially comparable, in the aggregate (taking into account any other consideration provided to such Business Service Provider relating to employee benefits immediately prior to the Closing Date), to the benefits provided by ENA, the Company Entities or their ERISA Affiliates (disregarding benefits under any defined benefit pension, retiree welfare, non-qualified deferred compensation, retention bonus, or equity-based compensation plans, policies, or programs), in each case, as of immediately prior to the date hereof or, if greater, employee benefits required by applicable Law, (B) credit such Business Service Provider for all periods of service with ENA, the Company Entities or their ERISA Affiliates prior to the Closing Date for purposes of eligibility and vesting, (C) waive for such Business Service Provider and such Business Service Provider’s covered dependent(s) all pre-existing condition exclusion and actively at work requirements and similar limitations, as well as eligibility waiting periods and evidence of insurability requirements, (D) credit such Business Service Provider for any deductible, co-insurance, and out-of-pocket covered expenses paid on or before the Closing Date for the current plan year under a comparable plan of the Company Entities or their ERISA Affiliates, and (E) credit such Business Service Provider for accrued vacation and severance benefits with ENA or the Company Entities as of the Closing Date, in each case, to the extent not-duplicative; and

(iv)    severance as in effect immediately prior to the date hereof, as described on Section 7.07 of the Disclosure Schedules, for any termination without cause, reduction in force, job elimination, or job location transfer by more than 50 miles.

(b)    Nothing contemplated by this Agreement shall be construed as requiring ENA, a Company Entity, Buyer or any of its Affiliates to continue the employment of any Business Service Provider as of the Effective Time for any period after the Closing Date, subject to the obligations imposed upon the Company Entities, Buyer and its Affiliates under this Section 7.07, nor shall this Section 7.07 be treated as an amendment to or other modification of any employee benefit plan maintained by Buyer or any of its Affiliates or shall limit the right of Buyer to amend, terminate, or otherwise modify any employee benefit plan maintained by Buyer or any of its Affiliates following the Closing Date. The Parties hereto acknowledge and agree that all provisions contained in this Section 7.07 are included for the sole benefit of Buyer, on the one hand, and Sellers, on the other hand, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any current employee or former Business Service Provider of ENA or any of the Company Entities, any participant in any employee benefit plan maintained by Buyer or any of its Affiliates or any dependent or beneficiary thereof.

Section 7.08    Representations and Warranties Insurance.

If Buyer obtains representations and warranties insurance with respect to this Agreement (the “R&W Insurance Policy”), Buyer shall cause such policy to include terms to the effect that (a) the insurer of such policy waives its rights (other than in the case of Fraud) to bring any dispute against Sellers or any of their Affiliates or any of their past, present, or future equity holders or Representatives (collectively, the “Seller Protected Group”) by way of subrogation, claim for contribution or otherwise with respect to any claim made by any insured thereunder and (b) the Seller Protected Group shall be third-party beneficiaries of such waivers. Upon the binding of any R&W Insurance Policy and thereafter, no insured party under such R&W Insurance Policy shall waive, amend, modify, terminate or otherwise revise any provision of such R&W Insurance Policy (i) as they relate to subrogation against any member of the Seller Protected Group or (ii) in any other manner that would be reasonably likely to be materially adverse to any member of the Seller Protected Group including to increase or expand the ability or rights of the insurer thereunder to bring any dispute against, or otherwise seek recourse from any member of the Seller Protected Group by way of subrogation, claim for contribution or otherwise, in each case without the prior written consent of Sellers. All premiums, costs and fees associated with Buyer obtaining any R&W Insurance Policy shall be borne by Buyer. Each Seller, on behalf of itself and its Affiliates, agrees that none of Buyer nor its Affiliates shall have any obligation to pursue any claim for any Losses under such R&W Insurance Policy. Within ten (10) Business Days following the Closing Date, Sellers shall promptly deliver to Buyer a digital copy or downloadable fileshare of all documents and other information uploaded to the virtual data room maintained by the Company Entities or their representatives as of the Closing Date. On the Closing Date or as soon thereafter as reasonably practicable, Buyer shall provide to Sellers a copy of the bound R&W Insurance Policy from the insurer.

Section 7.09    Name Change.

(a)    Sellers are not conveying ownership rights or granting Buyer or any Affiliate of Buyer or the Company Entities a license to use without limitation any of the trade names, trademarks, service marks, logos or domain names of Sellers or any Affiliate of Sellers (the “Retained IP”) and, after the Closing, Buyer shall not permit the Company Entities to use in any manner, and shall cause the Company Entities to stop using, the Retained IP, except as expressly set forth in this Section 7.09. As promptly as reasonably practicable after the Closing, but in no event later than forty-five (45) days after the Closing, Buyer shall take or cause to be taken all necessary corporate actions to cause the name of each of the Company Entities to be changed to a name that does not include the word “Enel” and is not confusingly similar thereto or dilutive thereof or a variation, derivation or colorable limitation thereof. Upon receipt of confirmation from the relevant Governmental Authority or registry that such name change has been formally implemented, Buyer shall promptly provide Sellers with reasonable evidence thereof.

(b)    For a period of up to six (6) months from and after the Closing, Buyer may use the Retained IP solely to the extent and in substantially the same manner as used immediately prior to Closing, so long as Buyer and its Affiliates (i) immediately after the Closing, cease to hold themselves out as having any affiliation with Sellers or any of their respective Affiliates and (ii) use their respective reasonable best efforts to minimize and eliminate use of the Retained IP. As soon as reasonably practicable after the Closing and in no event later than six (6) months thereafter, Buyer shall, and shall cause the Company Entities to, use their respective reasonable best efforts to delete, remove, retire or cancel, as applicable, the Retained IP from all: (i) websites operated by the Company Entities, including in any domain name or URL; (ii) promotional and sales materials of the Company Entities; (iii) signage used at any property of or land used by the Company Entities; and (iv) other publicly accessible documents and items held at the Company Entities’ facilities.

(c)    With regard to brochures, leaflets, headed paper and envelopes, letter heads, business cards, invoices, compliment slips, gadgets, literature, items of merchandising and any other tangible and formal and/or commercial and/or business pre-printed document and/or stationery which uses any Retained IP (the “Tangible IP”), from and after the Closing, Buyer shall (i) use its reasonable best efforts to cause the Company Entities to cease using or carrying on business using any Tangible IP, and (ii) as soon as reasonably practicable after the Closing and in no event later than six (6) months thereafter, destroy any Tangible IP in the possession of the Company Entities and, if so requested by Sellers in writing, give written notice to Sellers of such destruction.

(d)    Buyer shall not, and shall cause its Affiliates (including the Company Entities after the Closing) not to, directly or indirectly, knowingly use, file or apply for, or register any Intellectual Property rights identical with or substantially similar to the Retained IP, or any composite name, trademark or distinctive sign including one of them that may cause a likelihood of confusion on the part of the public with the Retained IP.

(e)    If Buyer is in breach of its obligations under this Section 7.09, Sellers shall be entitled to issue a notice to Buyer notifying their intention to exercise their rights under this Section 7.09(e) (a “Debranding Step-In Notice”), setting out in such Debranding Step-In Notice full details of all breaches of Buyer’s obligations under this Section 7.09. If all such breaches are not cured within sixty (60) days after receipt of the Debranding Step-In Notice, to the maximum extent permitted under applicable Law, Sellers shall have the right, directly or through a nominee, to take all reasonable and proportionate steps within Sellers’ control to remedy such breaches, and Buyer shall, at its cost and expense, reasonably cooperate with Sellers with respect thereto.

(f)    Buyer agrees to indemnify and hold the Sellers and their Affiliates harmless from any and all Losses which they may suffer in connection with, or related to (i) any breach by Buyer of its obligations under this Section 7.09 or (ii) any unlawful use by Buyer or the Company Entities, after the Closing, of the Retained IP and the Tangible IP; it being agreed that each Party shall take all actions reasonably necessary to mitigate and minimize any Loss suffered by any of the Sellers or their Affiliates as a result thereof.

Section 7.10    Updated Financial Statements.

To the extent required by any filings to be made by Buyer or any of its Affiliates under applicable Law, Sellers shall deliver, or shall cause to be delivered to Buyer, unaudited balance sheets and statements of income for the Company Entities, prepared in accordance with IFRS or GAAP, as applicable to the Company Entities, (i) if the Closing occurs on or prior to December 31, 2023, (A) as of and for the fiscal year ending December 31, 2022, and (B) as of and for the year to date ending on the Closing Date, in each case of this clause (i) to be delivered on or before January 20, 2024, or (ii) if the Closing occurs after December 31, 2023, (A) as of and for the fiscal quarters and year to date ending March 31, 2023, June 30, 2023 and September 30, 2023, (B) as of and for the fiscal year ending December 31, 2023, and (C) as of and for the year to date ending on the Closing Date, in each case of this clause (ii) to be delivered on or before April 15, 2024.

Article VIII
CONDITIONS TO OBLIGATION TO CLOSE

Section 8.01    Conditions to Buyer’s Obligation.

Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)    (i) The representations and warranties of the Target Entities set forth in Article IV (other than the Fundamental Representations) shall be true and correct in all respects when made and as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (B) to the extent the failure of such representations and warranties to be true and correct as of such dates would not have a Material Adverse Effect (provided, that for the purposes of the foregoing clauses, the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect (other than in Section 4.08)); and (ii) the Fundamental Representations of Sellers set forth in Article IV shall be true and correct in all respects, except for any inaccuracies that are de minimis in nature, when made and as of the Closing Date as though made on and as of the Closing Date.

(b)    Sellers shall have performed and complied with all of their covenants and agreements hereunder in all material respects that are required to be performed and complied with prior to the Closing; provided, that notwithstanding the foregoing, Buyer shall not be entitled to rely on this Section 8.01(b) as a condition to its obligation to consummate the Closing if an Interim Casualty Event has occurred and Sellers have otherwise complied in all material respects with their covenants and agreements in this Agreement (other than with respect to the covenants in Section 6.03(a)(iii) solely to the extent relating to an Interim Casualty Event), unless (y) the insurer under the Seller Policies providing business interruption and property insurance has confirmed such Interim Casualty Event is not covered thereunder, or (z) the insurer under such Seller Policies has denied coverage under such Seller Policies for losses arising from such Interim Casualty Event.

(c)    There shall not be any Action pending before, or threatened in writing by, any Governmental Authority seeking (i) to prevent consummation of the purchase and sale of the Company Entities contemplated by this Agreement, (ii) to impose any limitation on the right of Buyer to own the Membership Interests or to control any Company Entity, (iii) to restrain or prohibit Buyer’s ownership or materially impact Buyer’s operation (or that of its Affiliates) of all or any portion of the business or Assets of any Company Entity, or (iv) to compel Buyer or any of its Affiliates to divest, license, dispose of or hold separate (through the establishment of a trust or otherwise) all or any portion of the business or Assets of any Company Entity or of Buyer and its Affiliates, in each case, due solely to the consummation of the transactions contemplated by this Agreement, and no Order having the effect of (i), (ii), (iii) or (iv) shall be in effect (other than, solely with respect to the FERC order to be issued pursuant to Section 203 of the Federal Power Act, such non-material conditions customarily contained in orders approving applications pursuant to Section 203 of the Federal Power Act (i.e., conditions related to Sections 203(b), 205, 215, 301(c), and 309 of the Federal Power Act, to Sections 35.42 and 292.207 of Title 18 of the Code of Federal Regulations, costs and valuations associated with the Project Companies, and the obligation to notify FERC that the transaction has been consummated)); provided, that notwithstanding the foregoing, Buyer shall not be entitled to rely on this Section 8.01(c) as a condition to its obligations to consummate the Closing if Buyer has not complied in all material respects with its covenants and agreements in Section 6.02.

(d)    Sellers shall have delivered to Buyer at Closing the following:

(i)      a certificate of an authorized officer of each Seller, dated as of the Closing Date, certifying to the effect that each of the conditions specified in Section 8.01(a) and Section 8.01(b) is satisfied (the “Seller Closing Certificate”);

(ii)     a certificate dated as of a date not more than ten days prior to the Closing Date as to the existence and good standing of each of the Company Entities, issued by the applicable jurisdiction of organization of each such Company Entity;

(iii)   a certificate of an authorized officer or representative of each Seller, dated as of the Closing Date and certifying (A) that attached thereto is a true and correct copy of the certificate of incorporation or formation, and limited liability company agreement or bylaws, as applicable, for each Company Entity, and (B) the resolutions of each Seller and of each Company Entity (to the extent such Company Entity is a Party) approving this Agreement and the transactions contemplated hereby(the “Seller Officer’s Certificate”);

(iv)    a duly executed resignation letter, in form and substance reasonably satisfactory to Buyer, from each manager, director, and officer of each Company Entity;

(v)     a duly executed IRS Form W-9 from each Seller (or, if such Seller is disregarded for U.S. federal income tax purposes, the entity that is treated as owning the assets of such Seller for U.S. federal income tax purposes);

(vi)    the Assignment of Membership Interests, duly executed by Sellers;

(vii)   evidence, in form and substance reasonably satisfactory to Buyer, of (A) receipt of the Required Consents and (B) termination of all Affiliate Contracts as provided in Section 6.11; and

(e)    All consents, approvals, orders, or authorizations of, or registrations, declarations or filings with, any Governmental Authority required to consummate the transactions contemplated hereby shall have been filed, made or obtained, including approval by FERC under the Federal Power Act and clearance under the Hart-Scott-Rodino Act.

Buyer may waive any condition specified in this Section 8.01, if it executes a writing so stating at or prior to the Closing.

Section 8.02    Conditions to Sellers’ Obligation.

Sellers’ obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)    (i) The representations and warranties of Buyer set forth in Article V (other than the Fundamental Representations) shall be true and correct in all respects when made and as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are made as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date and (B) to the extent the failure of such representations and warranties to be true and correct as of such dates would not have a material adverse effect on Buyer’s ability to consummate the Closing; and (ii) the Fundamental Representations of Buyer set forth in Article V shall be true and correct in all respects, except for any inaccuracies that are de minimis in nature, when made and as of the Closing Date as though made on and as of the Closing Date.

(b)    Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects that are required to be performed and complied with prior to the Closing.

(c)    There shall not be any Action pending before, or threatened in writing by, any Governmental Authority seeking to prevent consummation of the purchase and sale of the Company Entities contemplated by this Agreement; provided, that notwithstanding the foregoing, the Sellers shall not be entitled to rely on this Section 8.02(c) as a condition to their obligations to consummate the Closing if any Seller has not complied in all material respects with its covenants and agreements in Section 6.02.

(d)    Buyer shall have delivered to Sellers at Closing the following:

(i)      a certificate, dated as of the Closing Date, to the effect that each of the conditions specified in Section 8.02(a) and Section 8.02(b) is satisfied;

(ii)     the Closing Cash Payment pursuant to Section 2.02; and

(iii)    the Assignment of Membership Interests, duly executed by Buyer.

(e)    Sellers shall have obtained the Required Consents.

(f)    Unless waived by Sellers in accordance with Section 6.07, Buyer shall have provided Sellers with evidence reasonably satisfactory to Sellers of Buyer’s successful replacement and release of the Support Obligations with parent guarantees, letters of credit, bonds, indemnities or another credit assurance of a comparable and sufficient nature, in each case in a form that satisfies the requirements of the underlying Contract requiring provision of such Support Obligations and that has been accepted by the counterparty to such Contract.

(g)    The Guarantee shall be in full force and effect.

(h)    All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required to consummate the transactions contemplated hereby shall have been filed, made or obtained, including approval by FERC under the Federal Power Act and clearance under the Hart-Scott-Rodino Act.

Sellers may waive any condition specified in this Section 8.02 on behalf of Sellers if Sellers execute a writing so stating at or prior to the Closing.

Article IX
TERMINATION

Section 9.01    Termination of Agreement.

The Parties may terminate this Agreement as provided below:

(a)    Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)    either Buyer or Sellers may terminate this Agreement if the Closing shall not have occurred on or before the date that is one hundred fifty (150) days after the Execution Date (the “Termination Date”), unless the failure to consummate the transactions contemplated in this Agreement is the result of a breach of this Agreement by the Party seeking to terminate this Agreement; provided, however, that if all the conditions to Closing other than the conditions set forth in Sections 8.01(e) and 8.02(h) have been satisfied or are capable of being satisfied at such time, the Termination Date shall automatically be extended an additional thirty (30) days; provided, further, that in the event Sellers exercise their option to delay the Closing with respect to the Delayed Closing Interests pursuant to Section 2.06(a), the term “Termination Date” solely with respect to the Delayed Closing Interests shall be deemed to be the date that is sixty (60) days after the Termination Date for the Membership Interests other than the Delayed Closing Interests as set forth above, which date for the Delayed Closing Interests may be extended for an additional thirty (30) days by Buyer or Sellers, and either Buyer or Sellers may terminate this Agreement solely with respect to the Delayed Closing Interests if the Closing for the Delayed Closing Interests shall not have occurred on or before such date (as may be extended);

(c)    Buyer may terminate this Agreement, provided that Buyer is not then in material breach of this Agreement, by giving written notice to Sellers at any time prior to the Closing in the event Sellers have breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, and such breach would give rise to the failure of a condition set forth in Section 8.01 and cannot be or has not been cured within 30 days after delivery of such notice to Sellers; provided, however, that such 30-day period shall be extended by an additional 30-day period if Sellers are taking action in good faith to cure such breach (to the extent curable); provided, further, without limiting Section 9.01(e), but notwithstanding anything else in the Agreement to the contrary, Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if an Interim Casualty Event has occurred and Sellers have otherwise complied in all material respects with their covenants and agreements in this Agreement (other than with respect to the covenants in Section 6.03(a)(iii) solely to the extent relating to an Interim Casualty Event), unless (y) the insurer under the Seller Policies providing business interruption and property insurance has confirmed such Interim Casualty Event is not covered thereunder, or (z) the insurer under such Seller Policies has denied coverage under such Seller Policies for losses arising from such Interim Casualty Event.

(d)    Sellers may terminate this Agreement, provided that Sellers are not then in material breach of this Agreement, by giving written notice to Buyer at any time prior to the Closing in the event Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, and such breach would give rise to the failure of a condition set forth in Section 8.02 and cannot be or has not been cured within 30 days after delivery of such notice to Buyer; provided, however, that such 30-day period shall be extended by an additional 30-days if Buyer is taking action in good faith to cure such breach (to the extent curable);

(e)    Buyer or Sellers may terminate this Agreement if there shall be a final nonappealable Order of a Governmental Authority of competent jurisdiction preventing consummation of the transactions contemplated by this Agreement or there shall be any Law enacted or deemed applicable to the transactions contemplated by this Agreement that makes its consummation illegal; provided, however, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement contained in this Agreement or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Order by a Governmental Authority or other action; or

(f)    Buyer or Sellers may terminate this Agreement pursuant to Section 10.24(d).

Section 9.02    Effect of Termination.

If any Party terminates this Agreement pursuant to Section 9.01 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party or any of their respective Representatives (except for any liability of any Party then in breach of this Agreement; provided that in no such event shall any Party or its Affiliates, or their respective managers, members, shareholders, or Representatives, be liable for any consequential, indirect, special, incidental, noncompensatory, exemplary, or punitive loss or damage of the other Parties or any of their Affiliates (including lost profits, loss of business opportunity, or business interruptions), whether in contract, tort (including negligence), strict liability, or otherwise); provided, however, that the provisions of this Article IX, Section 7.03, Article X and the related definitional provisions set forth in Article I and the Non-Disclosure Agreement shall continue in full force and effect.

Article X
MISCELLANEOUS

Section 10.01    Press Releases and Public Announcements.

The initial press release in respect of the transactions contemplated by this Agreement and the Ancillary Agreements shall be prepared and agreed upon mutually by Buyer and Sellers. None of the Parties shall make, or cause to be made, and shall cause its Affiliates and representatives not to make, any press release or public announcement, including the initial press release, in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby (each, a “Public Announcement”) without the prior written consent of the other Party (and shall consult with and give such other Party a reasonable opportunity to review and comment thereon), which consent shall not be unreasonably withheld, conditioned or delayed, unless such Public Announcement is required by Law or applicable stock exchange regulation, in which case the Parties shall, to the extent practicable, consult with each other as to the timing and contents of any such Public Announcement; provided, that, notwithstanding the foregoing, Buyer, its Affiliates and their respective representatives and Sellers, their Affiliates and their respective representatives shall be entitled to make any Public Announcement without such consent to the extent such Public Announcement is consistent in all material respects with the initial press release.

Section 10.02    Disclosure Schedules.

Notwithstanding anything to the contrary contained in the Disclosure Schedules, in this Agreement or in the Ancillary Agreements, the information and disclosures contained in any Section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in each other Section of the Disclosure Schedules as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Disclosure Schedules in this Agreement. Certain items and matters (other than matters required by a particular representation or warranty to be included in the Disclosure Schedules) are listed in the Disclosure Schedules for informational purposes only and may not be required to be listed therein by the terms of this Agreement. Any description of any agreement, instrument or document set forth on a Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, instrument or document to the extent it has been Made Available to Buyer. In no event shall the listing of items or matters in the Disclosure Schedules be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of the Disclosure Schedules shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in the Disclosure Schedules (other than any matters required by a particular representation or warranty to be included in the Disclosure Schedules). Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any contract or agreement, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 10.03    Attorney-Client Privilege; Continued Representation.

(a)    Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees, and Affiliates, that:

(i)    Troutman Pepper Hamilton Sanders LLP has acted as counsel to the Company Entities and Sellers in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer and the Company Entities agree, and Buyer shall cause the Company Entities to agree, that, from and after the Closing, such representation and any prior representation of the Company Entities and Sellers by Troutman Pepper Hamilton Sanders LLP shall not preclude Troutman Pepper Hamilton Sanders LLP from serving as counsel to Sellers or any director, manager, member, officer, or employee of Sellers, in connection with any Claim arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)    From and after the Closing, Buyer and the Company Entities shall not, and Buyer shall cause the Company Entities not to, seek or have Troutman Pepper Hamilton Sanders LLP disqualified from any such representation based on the prior representation of the Company Entities or Sellers by Troutman Pepper Hamilton Sanders LLP. Each of Buyer and the Company Entities hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of Buyer and the Company Entities shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of Buyer and the Company Entities acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.03(a) shall not be deemed exclusive of any other rights to which any Seller is entitled whether pursuant to law, contract, or otherwise.

(b)    Each of the Parties hereto agrees that each of Sellers and the Company Entities has a reasonable expectation of privacy with respect to its communications (including any e-mail communications using the Company Entities’ and Sellers’ e-mail system) with Troutman Pepper Hamilton Sanders LLP prior to the Closing to the extent such communications concern the transactions contemplated by this Agreement. The Parties furthermore agree that for the purposes of the attorney-client privilege, any communications between Troutman Pepper Hamilton Sanders LLP and the Company Entities or Sellers that were made in the course of negotiating the transactions contemplated by this Agreement that relate to the subject matter of this Agreement or that may be relevant to any Claims for indemnification or otherwise under this Agreement or any other dispute arising in connection with the transactions contemplated hereby (“Protected Communications”) shall be deemed privileged communications of Sellers for the purposes of such Claims or disputes, and to the extent that they may not be considered as such at law, the Parties hereto agree to contractually treat such Protected Communications as if they were privileged communications of Sellers. Accordingly, Buyer and the Company Entities shall not have access to any Protected Communications or to the files of Troutman Pepper Hamilton Sanders LLP relating to such engagement from and after Closing and may not use or rely on any Protected Communications in any claim, dispute, action, suit, or proceeding against or involving Sellers. Without limiting the generality of the foregoing, from and after the Closing, (i) Sellers (and not Buyer or the Company Entities) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company Entities shall be a holder thereof, (ii) to the extent that files of Troutman Pepper Hamilton Sanders LLP in respect of such engagement constitute property of the client, only Sellers (and not Buyer nor the Company Entities) shall hold such property rights and (iii) Troutman Pepper Hamilton Sanders LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company Entities by reason of any attorney-client relationship between Troutman Pepper Hamilton Sanders LLP and the Company Entities or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of its Affiliates (including the Company Entities), on the one hand, and a third party other than Sellers (or any Affiliate thereof), on the other hand, Buyer and its Affiliates (including the Company Entities) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company Entities) may waive such privilege without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 10.04    Survival of Representations, Warranties, Covenants, and Agreements.

Except as otherwise explicitly provided in this Section 10.04, and irrespective of whether any R&W Insurance Policy has been secured, the representations and warranties of the Company Entities, Sellers and Buyer contained in this Agreement (whether or not contained in Article IV or Article V) and in any Ancillary Agreement, shall terminate and be of no further force or effect at Closing (and, except in the case of Fraud, no Party shall have liability thereunder at or after the Closing). The covenants and agreements of Sellers, the Company Entities and Buyer contained in this Agreement or in any Ancillary Agreement that by their terms are to be performed prior to the Closing shall terminate and be of no further force or effect at Closing (and no Party shall have liability thereunder at or after the Closing). The covenants and agreements of Sellers, the Company Entities and Buyer contained in this Agreement or in any Ancillary Agreement that by their terms are to be performed in whole or in part after the Closing and this Section 10.04 shall survive the Closing in accordance with their terms and nothing herein shall limit or restrict any claims in respect thereof or liability with respect thereto, including for Fraud. Nothing in this Agreement, including this Section 10.04, shall operate to limit, impede or nullify the liability of any Party for Fraud. The sole and exclusive recourse of Buyer for any breach of any statements, representations and warranties contained in Article IV of this Agreement and in any Ancillary Agreement (other than claims for Fraud) shall be against the R&W Insurance Policy (if obtained by Buyer), and the Seller Protected Group shall have no responsibility or liability whatsoever vis-à-vis Buyer or any of its Affiliates in respect of any Loss, detriment or prejudice however incurred or suffered by Buyer or any of its Affiliates (which, after the Closing, will also include the Company Entities) as a result of any breach of the representations and warranties set forth in Article IV and in any Ancillary Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, the Parties agree that nothing in this Section 10.04 is intended to, and shall in no way, affect, modify, impede, nullify or limit (i) the ability of Buyer (or any other insured under the R&W Insurance Policy) to recover under the R&W Insurance Policy nor (ii) any of the survival periods contained in the R&W Insurance Policy or the survival of any claims under the R&W Insurance Policy.

Section 10.05    Non-Recourse.

Except in the case of Fraud, this Agreement may only be enforced against, and any Claim, suit, or other legal proceeding based upon, arising out of, or related to this Agreement or any Ancillary Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except in the case of Fraud, no past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, or other Representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any Claim based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.06    [Intentionally Omitted].

Section 10.07    Acknowledgement of Non-Reliance.

(a)    Except for those representations and warranties expressly set forth in Article IV and any Ancillary Agreements as made by Sellers and the Target Entities, Buyer hereby disclaims reliance on any and all representations, warranties, or statements of any nature or kind, express or implied. Buyer hereby waives any and all claims based upon misstatement, misrepresentation, omission, deception or concealment, except claims for Fraud based upon the representations and warranties expressly set forth in Article IV and any Ancillary Agreement as made by Sellers and the Target Entities.

(b)    Except for those representations and warranties expressly set forth in Article V and any Ancillary Agreements as made by Buyer, Sellers hereby disclaim reliance on any and all representations, warranties, or statements of any nature or kind, express or implied. Sellers hereby waive any and all claims based on misstatement, misrepresentation, omission, deception or concealment, except claims for Fraud based upon the representations and warranties expressly set forth in Article V and any Ancillary Agreement as made by Buyer.

Section 10.08    Specific Performance.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached, including any wrongful failure to consummate the Closing. It is accordingly agreed that Buyer, on the one hand, and Seller, on the other hand, shall be entitled to an injunction or injunctions or other specific performance or equitable relief to prevent breaches of this Agreement and to cause the Closing to occur on the terms and subject to the conditions thereto set forth herein. In that regard, each of the Parties hereby waives (a) any defenses in any action for specific performance that such other Parties are required to mitigate damages or otherwise has an adequate remedy under applicable Law, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining such equitable relief. Each of the Parties agrees that it will not oppose the granting of any injunction, specific performance, or other equitable relief sought in accordance with this Section on the basis that the other Parties have an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Section 10.09    Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 7.05 and Section 7.06, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.10    Entire Agreement.

This Agreement (including the Schedules, Exhibits, Ancillary Agreements and other documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 10.11    Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign (whether by operation of law or otherwise) either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers.

Section 10.12    Signatures.

This Agreement may be executed in one or more counterparts (including by means of electronic signature or electronic transmission in portable document format (pdf)), each of which shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the other Party. No Party shall raise the use of an electronic signature or other electronic transmission in pdf to deliver a signature or the fact that any signature was transmitted or communicated through such means as a defense to the formation of a Contract and each Party forever waives any such defense.

Section 10.13    Headings.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.14    Notices.

All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) when delivered by email or other electronic transmission, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time, unless with respect to email or electronic transmission the sender shall have received an “out of office” message, “bounce back” or other response indicating non-receipt, or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company Entities (prior to the Closing) or Sellers:

Enel Green Power North America, Inc.

100 Brickstone Square

Suite 300

Andover, MA 01810

Attention: Megan J. Beauregard

Email: megan.beauregard@enel.com

Copy (which shall not constitute notice) to: Troutman Pepper Hamilton Sanders LLP 5 Park Plaza, Suite 1400 Irvine, CA 92614 Attention: John Leonti Email: John.Leonti@troutman.com

If to Buyer:

Snow Wolf Holdings LLC

c/o Ormat Technologies, Inc.

6140 Plumas Street

Reno, Nevada 89519

Email: ContractNotices@ormat.onmicrosoft.com;

aginzburg@ormat.com;

jwoelfel@ormat.com

Attention: Legal Department

Copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

799 9th Street NW, Suite 1000

Washington, DC 20001

Email: noam.ayali@nortonrosefulbright.com

Facsimile: (202) 662-4643

Attention: Noam Ayali

and

Norton Rose Fulbright US LLP

1301 Avenue of the Americas

New York, New York

Email: charles.hord@nortonrosefulbright.com

Facsimile: (212) 318-3400

Attention: Charles E. Hord, III

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.15    Governing Law.

This Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein), shall be governed by, and construed under, the Laws of the State of Delaware, without regard to principles of conflicts of laws that would require application of the Laws of any other jurisdiction.

Section 10.16    Submission to Jurisdiction; Selection of Forum; Waiver of Jury Trial.

The Parties agree that any Claim by or against either Party (or its Affiliates or designees) with respect to or arising out of this Agreement or any instrument or agreement required hereunder shall be brought exclusively in the Court of Chancery of the State of Delaware (or if such court lacks jurisdiction, in the United States District Court for the District of Delaware) (the “Chosen Court”), except that actions to enforce an interim or final judgment may be filed in any court having jurisdiction. By execution and delivery of this Agreement, each Party (for itself, its Affiliates and its designees) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts and the appellate courts therefrom, and waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding. The Parties irrevocably consent to the service of process in any such Claim by the mailing of copies thereof by registered or certified mail, first class postage prepaid, return receipt requested, to the addresses set forth or incorporated in Section 10.14. IN ALL CASES, TO THE EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY AND ALL CLAIMS AND DISPUTES IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER.

Section 10.17    Amendments and Waivers.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other Party or conditions to such obligations contained herein. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.18    Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.19    Expenses.

Except as otherwise expressly provided in this Agreement, whether or not the transactions are consummated, all costs and expenses incurred in connection with this Agreement and the transactions shall be borne by the Party incurring such costs and expenses.

Section 10.20    Incorporation of Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.21    Non-Disclosure Agreement.

The Non-Disclosure Agreement is incorporated into this Agreement by reference in its entirety and shall continue in full force and effect until the Closing at which time it shall terminate. If this Agreement is not consummated for whatever reason, the Non-Disclosure Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 10.22    Time of the Essence.

Time is of the essence with respect to all time periods and dates set forth in or referenced in this Agreement.

Section 10.23    Codes of Conduct.

(a)    Sellers and their Affiliates rely on the principles outlined in (i) the Enel Code of Ethics (https://www.enel.com/investors/sustainability/strategy-sustainable-progress/sound-governance/basic-principles/code-of-ethics), (ii) the Enel Zero Tolerance against Corruption Plan (https://www.enel.com/investors/sustainability/strategy-sustainable-progress/sound-governance/basic-principles/zero-tolerance-for-corruption-plan), (iii) the Enel Human Rights Policy (https://www.enel.com/investors/sustainability/strategy-sustainable-progress/sound-governance/basic-principles/model-pursuant-italian-legislative-decree-231-01), and (iv) the Global Compact principles and policies, when conducting business and management of relations, and are also compliant with the FCPA, as amended. Notwithstanding anything in this Agreement to the contrary, Sellers’ compliance with these standards shall not be a breach of this Agreement.

(b)    Buyer hereby confirms, on behalf of itself and its Affiliates, that, in managing its business activities and relationships, it relies on substantially equivalent principles, rules and standards. Notwithstanding anything in this Agreement to the contrary, Buyer’s compliance with such standards shall not be a breach of this Agreement.

Section 10.24    Sanctions.

(a)    Each Party shall fully comply with all Sanctions applicable to such Party in connection with its performance of this Agreement.

(b)    No funds to be paid to any Party under this Agreement will derive from, or constitute, either directly or indirectly, the proceeds of any criminal activity or otherwise violate any applicable Laws or will be in breach of any Sanctions. No Party shall contribute or otherwise make available all or any part of the funds or economic resources received under this Agreement to, or for the benefit of, either directly or indirectly, any Restricted Party or engage in any transaction, activity, or conduct that would cause another Party or its Affiliates to be in breach of any Sanctions.

(c)    Each Party undertakes not to involve any Restricted Party in its performance of the Agreement.

(d)    At any time until the Closing Date (excluded), in case (i) any Party becomes subject to any Sanction, and/or (ii) there is an actual breach of any Party’s obligations under this Section 10.24, the other Party(ies) shall be entitled to terminate this Agreement by sending a termination notice to be effective at the earlier of (x) thirty (30) days after the notice is sent, and (y) immediately before the Closing Date. Furthermore, the Party who becomes subject to any Sanction or breaches its obligations under this Section 10.24 shall indemnify and hold the other Party(ies) harmless for any related Loss suffered by such Party(ies) and/or their Affiliates (in each case without duplication). In the termination notice such Party(ies) may specify that during the period between the sending of the above notice and the termination of this Agreement, any Party may request that the senior executives of all Parties meet in order to jointly discuss in good faith potential appropriate compliance actions to be taken by the non-terminating Party. If the Parties fail to reach an agreement on such possible compliance actions within the above period, or, as the case may be, the non-terminating Party fails to implement, to the other Party(ies)’s reasonable satisfaction, the compliance actions agreed by the Parties within the applicable term, this Agreement shall automatically terminate. The provisions under this Section 10.24(d) are without prejudice for any other remedy the Parties may have under the applicable Laws or under this Agreement.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Buyer:

SNOW WOLF HOLDINGS LLC By: Ormat Nevada Inc., its Managing Member

By:	/s/ Doron Blachar
Name: Doron Blachar Title: President

[Signature page to Membership Interest Purchase Agreement]

Sellers:

ENEL GREEN POWER NORTH AMERICA, INC.

By:	/s/ Paolo Romanaci
Name: Paolo Romanaci Title: President and Chief Executive Officer

ENEL KANSAS, LLC

By:	/s/ Paolo Romanaci
Name: Paolo Romanaci Title: President and Chief Executive Officer

[Signature page to Membership Interest Purchase Agreement]

Company Entities:

ENEL GEOTHERMAL, LLC

By:
Name: Paolo Romanaci Title: President and Chief Executive Officer

EGP NEVADA POWER, LLC

By:	/s/ Paolo Romanaci
Name: Paolo Romanaci Title: President and Chief Executive Officer

STILLWATER WOODS HILL HOLDINGS, LLC

By:	/s/ Paolo Romanaci
Name: Paolo Romanaci Title: President and Chief Executive Officer

ENEL SURPRISE VALLEY, LLC

By:	/s/ Paolo Romanaci
Name: Paolo Romanaci Title: President and Chief Executive Officer

ENEL COVE FORT II, LLC

By:	/s/ Paolo Romanaci
Name: Paolo Romanaci Title: President and Chief Executive Officer

[Signature page to Membership Interest Purchase Agreement]